Exhibit 10.1

U.S. $700,000,000
Second Amended and Restated Credit Agreement

Dated as of
May 28, 2010

Among

Ensco plc,
 ENSCO International Incorporated,
ENSCO Universal Limited,
and
ENSCO Offshore International Company
as Borrowers,

Ensco plc,
ENSCO Global Limited, and
ENSCO International Incorporated
as Guarantors,

The Banks Named Herein
as Banks,

Citibank, N.A.
as Administrative Agent,

Wells Fargo Bank, National Association and
DnB NOR Bank ASA,
as Syndication Agents,

and

HSBC Bank USA, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd, as Co-Documentation Agents

Joint Lead Arrangers and Joint Book Managers:
Citigroup Global Markets Inc.,
Wells Fargo Securities, LLC, and
DnB NOR Bank ASA

ARTICLE I            DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.	Certain Defined Terms
SECTION 1.02.	Computation of Time Periods
SECTION 1.03.	Accounting Terms
SECTION 1.04.	Miscellaneous
ARTICLE II	AMOUNT AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01.	The Advances
SECTION 2.02.	Making the Advances
SECTION 2.03.	Fees
SECTION 2.04.	Repayment
SECTION 2.05.	Interest
SECTION 2.06.	Additional Interest on LIBOR Advances
SECTION 2.07.	Interest Rate Determination and Protection
SECTION 2.08.	Voluntary Conversion of Borrowings; Continuation of LIBOR Borrowings
SECTION 2.09.	Optional Prepayments
SECTION 2.10.	Increased Costs; Capital Adequacy, Etc.
SECTION 2.11.	Illegality
SECTION 2.12.	Payments and Computations
SECTION 2.13.	Taxes
SECTION 2.14.	Sharing of Payments, Etc.
SECTION 2.15.	Ratable Reduction or Termination of the Commitments; Effect of Termination
SECTION 2.16.	Replacement of Bank; Additional Right to Terminate Commitments
SECTION 2.17.	Certificates of Banks
SECTION 2.18.	Letters of Credit
SECTION 2.19.	Increase in Commitments
SECTION 2.20.	Relationship Among Borrowers
SECTION 2.21.	Reallocation of Defaulting Lender Commitment, Etc.
SECTION 2.22.	Right to Give Drawdown Notices
SECTION 2.23.	Termination of Defaulting Lender Commitment

ARTICLE III	CONDITIONS
SECTION 3.01.	Initial Conditions Precedent
SECTION 3.02.	Additional Conditions Precedent to Each Advance
SECTION 3.03.	Conditions Precedent to Each Letter of Credit
SECTION 3.04.	Determinations Under Sections 3.01, 3.02 and 3.03
ARTICLE IV	REPRESENTATIONS AND WARRANTIES
SECTION 4.01.	Representations and Warranties of the Borrowers
ARTICLE V	COVENANTS
SECTION 5.01.	Affirmative Covenants
SECTION 5.02.	Negative Covenants
ARTICLE VI	EVENTS OF DEFAULT
SECTION 6.01.	Events of Default
ARTICLE VII	THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS
SECTION 7.01.	Appointment and Authority
SECTION 7.02.	Administrative Agent Individually
SECTION 7.03.	Duties of Administrative Agent; Exculpatory Provisions
SECTION 7.04.	Reliance by Administrative Agent
SECTION 7.05.	Delegation of Duties
SECTION 7.06.	Non-Reliance on Administrative Agent and Other Banks
SECTION 7.07.	Indemnification
SECTION 7.08.	No Other Duties, etc
SECTION 7.09.	Resignation by the Administrative Agent
SECTION 7.10.	Issuing Banks' Reliance, Etc.
SECTION 7.11.	Issuing Banks and Their Affiliates
SECTION 7.12.	Resignation by an Issuing Bank
SECTION 7.13.	Syndication Agents, Co-Documentation Agents Joint Lead Arrangers, Joint Book Managers, Etc
SECTION 7.14.	Removal of Administrative Agent
SECTION 7.15.	Cure of Defaulting Lender

ARTICLE VIII	MISCELLANEOUS
SECTION 8.01.	Amendments, Etc.
SECTION 8.02.	Notices, Etc.
SECTION 8.03.	No Waiver; Remedies
SECTION 8.04.	Costs, Expenses and Indemnity
SECTION 8.05.	Right of Set-Off
SECTION 8.06.	Assignments and Participations
SECTION 8.07.	Governing Law; Entire Agreement
SECTION 8.08.	Interest
SECTION 8.09.	Confidentiality
SECTION 8.10.	Treatment of Information
SECTION 8.11.	USA Patriot Act Notice
SECTION 8.12.	Judgment Currency
SECTION 8.13.	Consent to Jurisdiction
SECTION 8.14.	Appointment of Process Agent
SECTION 8.15.	Waiver of Jury Trial
SECTION 8.16.	Waiver of Immunity
SECTION 8.17.	Waiver of Consequential Damages
SECTION 8.18.	Posting of Approved Electronic Communications
SECTION 8.19.	Margin Stock
SECTION 8.20.	Execution in Counterparts
SECTION 8.21.	Domicile of Loans
SECTION 8.22.	Binding Effect
SECTION 8.23.	Amendment and Restatement

Schedule I  -   Pricing Grid
Schedule II  -  Applicable Lending Offices
Schedule III -  Existing Letters of Credit
Schedule IV -  Existing Liens
Schedule V -   Rigs
Schedule VI -  Unrestricted Subsidiaries (If Any)
Schedule VII -  Commitments

Exhibit A  -    Notice of Borrowing
Exhibit B  -    Form of Note
Exhibit C  -    Form of Notice of Letter of Credit
Exhibit D - Compliance Certificate
Exhibit E - Form of Assignment and Acceptance

Second Amended and Restated Credit Agreement

Dated as of May 28, 2010

Ensco plc, an English public limited company (the "Parent"), ENSCO International Incorporated, a Delaware corporation ("EII"), ENSCO Universal Limited, an English private limited company ("EUL"), and ENSCO Offshore International Company, a Cayman Islands exempted company ("EOIC" and, together with the Parent, EII and EUL, collectively, the "Borrowers" and each, individually, a "Borrower"), ENSCO Global Limited, a Cayman Islands exempted company ("Global"), the Banks party hereto, Citibank, N.A., as Administrative Agent, Wells Fargo Bank, National Association and DnB NOR Bank ASA, as Syndication Agents, and Wells Fargo Bank, National Association, Citibank, N.A. and DnB NOR Bank ASA, each as an Issuing Bank, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Administrative Agent" means Citibank, N.A., in its capacity as Administrative Agent pursuant to Article VII, and such term shall include any successor to such entity in such capacity pursuant to Section 7.09.

"Advance" means an advance by a Bank to a Borrower pursuant to Section 2.01 (as divided or combined from time to time as contemplated in the definition herein of Borrowing) and refers to a Base Rate Advance or a LIBOR Advance (each of which shall be a "Type" of Advance).

"Affected Bank" has the meaning specified in Section 2.11.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term "controls" (including the terms "controlled by" or "under common control with") includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, securities, partnership interests or other ownership interests, by contract or otherwise.

“Agent’s Group” has the meaning specified in Section 7.02(b).

"Agreement" means this Second Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.

"Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a LIBOR Advance.

"Applicable Margin" means, (a) for any Interest Period for any LIBOR Advance, the percentage per annum applicable to such LIBOR Advance, set forth in Schedule I under the heading "Applicable Margin for LIBOR Advances" for the relevant Rating Category applicable from time to time and (b) for any Base Rate Advance, the percentage per annum applicable to such Base Rate Advance, set forth in Schedule I under the heading "Applicable Margin for Base Rate Advances" for the relevant Rating Category applicable from time to time.  Any Applicable Margin determined pursuant to this definition shall change when and as the applicable Rating Category changes.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.09 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 8.18(a).

"Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent and the Issuing Banks, in substantially the form of Exhibit E.

"Bankruptcy Code" means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

"Banks" means the lenders listed on the signature pages hereof and each Eligible Assignee that becomes a Bank party hereto pursuant to Section 2.16, Section 2.19(c), or Section 8.06(a), (b) and (d).

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a)           the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as its base rate; and

(b)           the sum of ½ of one percent per annum plus the Federal Funds Rate in effect from time to time; and

(c)           1% plus the rate per annum equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or if such publication is unavailable, such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) determined daily on each Business Day at approximately 11:00 a.m., London time, for Dollar deposits with a term of one month; or (b) if such rate is not available at such time for any reason, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market determined daily on each Business Day at approximately 11:00 A.M. (London time), in an amount substantially equal to the amount in question for a term of one month.

"Base Rate Advance" means an Advance which bears interest as provided in Section 2.05(a).

"Base Rate Borrowing" means a Borrowing comprised of Base Rate Advances.

"Borrowers" has the meaning given such term in the preamble to this Agreement.

"Borrowing" means a borrowing hereunder consisting of Advances of the same Type to the same Borrower made on the same day by the Banks and, in the case of LIBOR Advances, having the same Interest Period; provided that (a) all Base Rate Advances outstanding at any time shall thereafter be deemed to be one Borrowing, and (b) subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08 and 2.11, on the last day of an Interest Period for a Borrowing comprised of LIBOR Advances, such Borrowing may be divided ratably to form multiple Borrowings comprised of LIBOR Advances (with the result that each Bank's Advance as a part of each such multiple Borrowing is proportionately the same as its Advance as a part of such divided Borrowing) or combined with all or a ratable portion of the Base Rate Advances or all or a ratable portion of one or more other Borrowings, the Interest Period for which also ends on such day, to form a new Borrowing comprised of LIBOR Advances, such division or combination to be made by notice from the applicable Borrower given to the Administrative Agent not later than noon on the third Business Day prior to the proposed division or combination specifying the date of such division or combination (which shall be a Business Day) and all other relevant information (such as the Borrowings (or portions thereof) to be divided or combined, the respective amounts of the Borrowings resulting from any such division, the relevant Interest Periods, the amount of the Base Rate Advances or other Borrowings (or portions thereof) to be so combined and such other information as the Administrative Agent may request), but in no event shall any Borrowing resulting from, or remaining after, any such division or combination be less than $10,000,000, and in all cases each Bank's Advances as a part of each such combined, resultant or remaining Borrowing shall be proportionately the same as its Advances as a part of the relevant Borrowings prior to such division or combination.  Each Borrowing comprised of a Type of Advance shall be that "Type" of Borrowing.

          "Business Day" means (a) any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in New York City or Dallas, Texas and (b) if the applicable Business Day relates to any LIBOR Advances, any day which is a "Business Day" described in clause (a) and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and "Cash Collateral" shall have corresponding meanings).

"Change of Control" means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13 d-3 and 13 d-5 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent, (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Parent was approved by a vote of the majority of the Directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office, or (c) EOIC, EII, EUL or Global shall cease to be wholly owned, directly or indirectly, by the Parent.

"Co-Documentation Agents" means each of HSBC Bank USA, National Association and The Bank of Toyko-Mitsubishi UFJ, Ltd.

"Code" means the Internal Revenue Code of 1986 as amended from time to time, or any successor Federal tax code, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

"Commitment" has the meaning specified in Section 2.01.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto (excluding those solely among the Loan Parties and their Affiliates) relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

"Consolidated" refers to the consolidation of the accounts of the Parent and its Subsidiaries in accordance with GAAP.

           "Consolidated Debt" means, as of any date of determination thereof, without duplication, the aggregate principal amount of all then outstanding (a) indebtedness and other obligations of the Parent and its Consolidated Subsidiaries for the repayment of money borrowed, including the unreimbursed amount of any drawings under letters of credit issued for the account of the Parent or any of its Consolidated Subsidiaries, (b) obligations of the Parent and its Consolidated Subsidiaries as lessee under capital leases, (c) letters of credit other than letters of credit issued in the ordinary course of business supporting non-Debt obligations (e.g., bid bonds and performance guaranties incurred under drilling contracts, vessel time charters, or other forms of service agreement in the ordinary course of business), (d) without duplication, guaranties by the Parent and any of its Consolidated Subsidiaries of payment or collection of any obligations described in clauses (a) through (c) above of any other Person, and (e) without duplication, all Other Obligations of the Parent and its Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of such date.

           "Consolidated Intangible Assets" means, on any date of its determination for the Parent and its Consolidated Subsidiaries on a consolidated basis, assets of such Persons that are considered to be intangible assets under GAAP.

"Consolidated Shareholders' Equity" means, as of any date of determination for the Parent and its Consolidated Subsidiaries, determined on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

"Consolidated Subsidiary" means a Subsidiary of the Parent whose accounts are consolidated with the Parent in accordance with GAAP.

"Consolidated Tangible Net Worth" means, as of any date of determination, for the Parent and its Consolidated Subsidiaries, determined on a consolidated basis, Consolidated Shareholder's Equity on that date minus the Consolidated Intangible Assets of the Parent and its Consolidated Subsidiaries on such date, determined in accordance with GAAP.

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances or a Borrowing of one Type into Advances or a Borrowing of another Type, as the case may be, pursuant to Section 2.07, Section 2.08, Section 2.10(b) or Section 2.11.

"Credit Extensions" means, with respect to any Bank (a) the aggregate amount of outstanding Advances owed to such Bank, plus (b) such Bank's Ratable Portion of outstanding Letter of Credit Liabilities.

"Debt" means, in the case of any Person, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business and payable on customary terms), (iv) obligations of such Person to deliver property or services for which prepayment has been made, to the extent reflected as a liability pursuant to GAAP, (v) monetary obligations of such Person as lessee under leases that are, in accordance with GAAP, recorded as capital leases, (vi) without duplication, all letters of credit issued for the account of such Person or as to which such Person has any reimbursement obligation, whether or not drawn, (vii) mark-to-market obligations of such Person under any interest rate, currency, commodity or other swap, cap or collar or under any other derivatives transaction, (viii) obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) or clause (xi) of this definition, (x) indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) or clause (xi) of this definition secured by any Lien on or in respect of any property of such Person, (xi) all liabilities of such Person in respect of unfunded vested benefits under any Plan or Multiemployer Plan, except to the extent an ERISA Affiliate has paid such liabilities within the time prescribed by law, and (xii) without duplication, all Other Obligations of such Person; provided, for clarity, that "Debt" shall not include trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under drilling contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), or preferred stock with no mandatory redemption feature.

"Default" means an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, a Bank as to which the Administrative Agent has notified the Parent that (i) such Bank has failed for at least three Business Days to comply with its obligations under this Agreement to make an Advance or make a payment to any Issuing Bank in respect of a Letter of Credit reimbursement obligation (each a "funding obligation"), provided that, if such Bank has failed for at least five Business Days to comply with any funding obligation, the Parent may declare such Bank to be a Defaulting Lender in a written notice to the Administrative Agent, (ii) such Bank has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has failed for at least five Business Days to comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, (iii) such Bank has, for at least three Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Bank (provided that neither the reallocation of funding obligations provided for in Section 2.21 as a result of a Bank's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination that a Bank is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith, except as set forth in the proviso of clause (i) above.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Parent (or, in the case of a declaration under the proviso of clause (i) above, from the Parent) provided for in this definition.

"Demand Loan" has the meaning specified in Section 2.18(c).

"Distribution" means any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) (i) in respect of any Equity Interest of the Parent or any of its Subsidiaries or to the holders, as such, of any Equity Interest of the Parent or any of its Subsidiaries (including pursuant to a merger or consolidation) or (ii) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of the Parent or any of its Subsidiaries.

"Dollars" and "$" means lawful money of the United States of America.

"Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Bank or such other office of such Bank as such Bank may from time to time specify to the Parent and the Administrative Agent.

"EII" means ENSCO International Incorporated, a Delaware corporation, a direct or indirect wholly owned subsidiary of the Parent.

"Effective Date" has the meaning set forth in Section 3.01.

"Eligible Assignee" means (a) any Bank, (b) any Affiliate of any Bank, and (c) with the consent of the Administrative Agent, any Issuing Bank and, if no Event of Default exists, the Parent (which consent will not be unreasonably withheld, provided however, that the Parent shall be deemed to have consented unless it shall object by written notice to the Administrative Agent within five Business Days after having received written notice in hard copy or by facsimile of such assignment), any other commercial bank or financial institution not covered by clause (a) or clause (b) of this definition; provided that neither the Parent nor any Subsidiary of the Parent shall be an Eligible Assignee.

"Environment" has the meaning set forth in 42 U.S.C. § 9601(8) as defined on the date of this Agreement, and "Environmental" means pertaining or relating to the Environment.

"Environmental Law" means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license, authorization or other agreement or Governmental Requirement arising from, in connection with or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including those relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any material or substance, wherever located.

"EOIC" means ENSCO Offshore International Company, a Cayman Islands exempted company and a direct or indirect wholly owned subsidiary of the Parent.

"EPA" means the United States Environmental Protection Agency or any successor thereto.

"Equity Interest" means as to any Person, any capital stock, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Parent is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

"ERISA Liabilities" means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the Consolidated balance sheet of the Parent and its Consolidated Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

"EUL" means ENSCO Universal Limited, an English private limited company and an indirect wholly owned subsidiary of the Parent.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Parent and the Administrative Agent.

"Events of Default" has the meaning specified in Section 6.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Credit Agreement" means the Amended and Restated Credit Agreement dated as of June 23, 2005 among EII and EOIC, as borrowers, the Parent, Global and EII, as guarantors, the banks party thereto, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, NA, as syndication agent, and certain other agents and arrangers party thereto, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of December 23, 2009 among EII, EOIC, the Parent, Global, Citibank, N.A., as administrative agent, and the banks party thereto.

"Existing Letters of Credit" means the letters of credit listed on Schedule III.

"Expiration Date" means, for any Letter of Credit, the later of (i) the Stated Expiry Date of such Letter of Credit or such earlier date, if any, on which such Letter of Credit is permanently cancelled in writing by the applicable Borrower, the beneficiary thereof and each transferee, if any, thereof, (ii) if any Extension Event referred to in clause (i) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which any Issuing Bank shall receive an opinion from its counsel to the effect that a final and nonappealable judgment or order has been rendered or issued either terminating the order, injunction or other process or decree restraining such Issuing Bank from paying under such Letter of Credit or permanently enjoining such Issuing Bank from paying under such Letter of Credit, and (iii) if any Extension Event referred to in clause (ii) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which any Issuing Bank shall receive an opinion from its counsel to the effect that such Issuing Bank has no further liability under such Letter of Credit.

"Extension Event" means, in respect of any Letter of Credit, that at any time either (i) the applicable Issuing Bank shall have been served with or otherwise be subjected to a court order, injunction or other process or decree restraining or seeking to restrain such Issuing Bank from paying any amount under such Letter of Credit and either (a) there has been a drawing under such Letter of Credit which such Issuing Bank would otherwise be obligated to pay or (b) the Stated Expiry Date of such Letter of Credit has occurred but the right of the beneficiary or transferee to draw under such Letter of Credit has been extended past such date in connection with the pendency of the related court action or proceeding; or (ii) the beneficiary or transferee shall have made a demand, on or prior to the Stated Expiry Date of such Letter of Credit, to the effect that the Stated Expiry Date be extended or that the value of such Letter of Credit be held for the account of the beneficiary or transferee, in either case under circumstances in which the applicable Issuing Bank may incur liability or loss if such Issuing Bank does not comply with such demand, and either (a) the applicable Borrower shall have failed to authorize the applicable Issuing Bank to so extend the Stated Expiry Date within three banking days after such Issuing Bank shall have notified such Borrower of such demand or (b) the applicable Issuing Bank shall in its sole discretion decline to extend such Stated Expiry Date.

"Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

"GAAP" means United States generally accepted accounting principles and policies consistent with those applied in the preparation of the financial statements referred to in Section 4.01(d)(ii).

"Global" means ENSCO Global Limited, a Cayman Islands exempted company and a direct or indirect wholly owned subsidiary of the Parent.

"Governmental Requirements" means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

"Guaranties" means (a) the Second Amended and Restated Guaranty Agreement dated as of May 28, 2010 made by the Parent, Global, and EII in favor of the Administrative Agent for the benefit of the holders of Obligations and (b) any other guaranty agreements or joinders or supplements thereto executed in favor of the Administrative Agent for the benefit of the holders of Obligations, in each case as amended, supplemented, and otherwise modified from time to time.

"Guarantors" means, collectively, the Parent, Global, and EII and each other Affiliate of the Parent that executes a Guaranty.

"Hazardous Materials" means (i) any substance or material identified as a hazardous substance pursuant to any Environmental Law, (ii) any substance or material regulated as a hazardous or solid waste pursuant to any Environmental Law, and (iii) any other material or substance regulated under any Environmental Law.  "Hazardous Materials" shall include pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

"Illegality Event" has the meaning specified in Section 2.11.

"Increase Effective Date" has the meaning specified in Section 2.19(d).

"Indemnified Parties" has the meaning specified in Section 8.04(c).

"Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

"Interest Period" means, with respect to each LIBOR Advance, in each case comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into (or the division or combination of any Borrowing resulting in) such an Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the applicable Borrower and the Banks may agree to for such Interest Period), in each case as the applicable Borrower may, upon notice received by the Administrative Agent not later than noon (Dallas, Texas time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the applicable Borrower and the Banks may agree to for such Interest Period), select; provided that:

(a)           Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

(c)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which such Interest Period would have ended if there were a numerically corresponding day in such calendar month;

(d)           no Interest Period may end after the Termination Date; and

(e)           the applicable Borrower may not select any Interest Period if any Event of Default exists.

"Investment" means, as applied to any Person, any direct or indirect (i) purchase or other acquisition by such Person of any Equity Interest or Debt of any other Person, (ii) loan or advance made by such Person to any other Person, (iii) guaranty, assumption or other incurrence of liability by such Person of or for any Debt or other obligation of any other Person, (iv) creation of any Debt owed to such Person by any other Person, or (v) capital contribution or other investment by such Person in any other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment.

"Issuing Bank" means each of Wells Fargo Bank, National Association, DnB NOR Bank ASA and Citibank, N.A.

"Joint Lead Arrangers" means, collectively, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, and DnB NOR Bank ASA.

“Lender Insolvency Event” means, with respect to any Bank, that (i) such Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

"Letter of Credit" means each letter of credit issued or deemed issued by any Issuing Bank pursuant to Section 2.18 and shall include any Existing Letters of Credit, in each case as extended or otherwise modified by any Issuing Bank from time to time.

"Letter of Credit Liabilities" means the maximum aggregate amount of all undrawn portions of Letters of Credit (after giving effect to any step up provision or other mechanism for increases, if any) plus the aggregate amount of all drawings under Letters of Credit which are unpaid.

"L/C Related Documents" has the meaning specified in Section 2.18(e).

"LIBO Rate" means for any Interest Period for each LIBOR Advance comprising part of the same Borrowing (a) the BBA LIBOR, as published by Reuters (or if such publication is unavailable, such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or (b) if such rate is not available at such time for any reason, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, in an amount substantially equal to the amount of the LIBOR Advance comprising part of such Borrowing and for a period equal to such Interest Period.

"LIBOR Advance" means an Advance which bears interest as provided in Section 2.05(b).

"LIBOR Borrowing" means a Borrowing comprised of LIBOR Advances.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any production payment, advance payment or similar arrangement with respect to minerals in place, any agreement to grant any Lien, any agreement to refrain from granting any Lien granted by or required to be granted by any Loan Document, any conditional sale or other title retention agreement and the interest of a lessor under a capital lease), whether or not filed, recorded or otherwise perfected under applicable law.

"Loan Document" means this Agreement, each Note (if any), the Guaranties, each Notice of Borrowing and each other document or instrument executed and delivered in connection with this Agreement, as amended, supplemented, and modified from time to time.
"Loan Parties" means the Borrowers and the Guarantors.

"Losses" has the meaning specified in Section 8.04(c).

"Majority Banks" means, subject to the second and third sentences of Section 8.01, at any time Banks holding at least 51% of the sum of the then aggregate principal amount of outstanding Advances plus the then existing amount of Letter of Credit Liabilities, or, if no such principal amount and no Letter of Credit Liabilities are then outstanding, Banks having at least 51% of the Commitments.  For purposes of this definition, Letter of Credit Liabilities shall be considered held by the respective Banks in accordance with the respective amounts of their participations therein pursuant to Section 2.18, with the Issuing Banks holding the balance thereof after taking into account such participations.

"Material Adverse Change" means any change in the business, property, financial condition or operations of the Parent and its Subsidiaries has occurred which could reasonably be expected to have a Material Adverse Effect.

"Material Adverse Effect" means any material adverse effect on the business, property, financial condition, or operations of the Parent and its Subsidiaries taken as a whole or the ability of any Loan Party to perform its obligations under any of the Loan Documents; provided that any quantification of threshold amount in the representations, warranties, covenants, or Events of Default contained in this Agreement shall not be deemed to indicate the threshold at which a "Material Adverse Effect" would be caused.

"Material Subsidiary" means, on any date of its determination, any Subsidiary of the Parent that owns assets having a book value equal to or greater than ten percent (10%) of the book value of all assets of the Parent and its Consolidated Subsidiaries on such date.

"Moody's" means Moody's Investors Service, Inc. and any successor ratings agency.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Parent or any ERISA Affiliate, and more than one employer other than the Parent or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

           “Non-Defaulting Lender” means, at any time, a Bank that is not a Defaulting Lender or a Potential Defaulting Lender.

"Note" means a promissory note of a Borrower requested by any Bank payable to the order of such Bank, in substantially the form of Exhibit B, evidencing the aggregate Commitment of such Bank.

"Notice of Borrowing" has the meaning specified in Section 2.02.

"Notice of Letter of Credit" has the meaning specified in Section 2.18(a).

"Obligations" means all obligations (liquidated, contingent or otherwise) from time to time owed by any Loan Party or any Subsidiary of a Loan Party pursuant to, as a result of or in connection with any of the Loan Documents, including all principal of and interest on the Advances, all obligations to reimburse any Issuing Bank for any payment under any Letter of Credit and all obligations to pay fees, costs, expenses, indemnities and other amounts under any Loan Document.

"Other Obligations" means, for any Person, as of any date of determination thereof, the aggregate amount, determined in accordance with GAAP as of such date, without duplication of any clause within this definition, all (i) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in an amount equal to the base amount on which rental payments are measured minus the unpaid balance contributed, pledged, or otherwise provided by such Person or its Affiliates to collateralize the lessee's obligations in connection with such lease and minus the principal amount of any of the lessor's debt that such Person or its Affiliates have purchased; (ii) the net cash payment obligations of such Person with respect to any forward sale contract for a commodity with respect to which such Person has received a prepayment by a counterparty thereto, provided that in no event shall "Other Obligations" include forward sales contracts that are entered into in the ordinary course of such Person's trading business, if any, and not intended to function as a borrowing of funds; and (iii) all guaranties of collection or payment of any obligation described in clauses (i) and (ii) of any other Person; provided, however, that in no event shall "Other Obligations" include (a) any completion or performance guaranties (or similar guaranties that a project or a Subsidiary of such Person perform as planned) or (b) pure operating leases entered in the ordinary course of business, including but not limited to pure operating leases of business equipment.

"Other Taxes" has the meaning specified in Section 2.13(c).

"Parent" means Ensco plc, an English public limited company.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

"Payment Office" means the office of the Administrative Agent located at 1615 Brett Road, OPS III, New Castle, DE 19720, or such other office as the Administrative Agent may designate by written notice to the other parties hereto.

"PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

"Permitted Debt" means

(i)           Debt incurred pursuant to this Agreement and the other Loan Documents;

(ii)          Debt existing on the Effective Date, and subsequent extensions, refinancings or renewals thereof, so long as such extensions, refinancings or renewals do not cause the aggregate principal amount of such Debt to increase from that in effect on the date of this Agreement;
             (iii)         Debt incurred under any interest rate agreements, foreign exchange agreements or derivative obligations entered into by any of the Parent's Material Subsidiaries in the ordinary course of business, provided such undertakings are not for speculative purposes;

(iv)        Debt owing to the Parent or any Restricted Subsidiary;

(v)           Debt of the Parent and/or any of the Restricted Subsidiaries under any letters of credit supporting obligations which are not Debt, issued in the ordinary course of business and obtained outside the facility represented by this Agreement;

(vi)           Debt incurred by the Parent and/or any Restricted Subsidiary (and guarantees given by any Restricted Subsidiary supporting such Debt) to acquire, construct, renovate or upgrade any drilling rig or marine transportation vessel, including without limitation the Rigs, or to acquire or make an Investment in any company or Person whose principal assets are drilling rigs or marine transportation vessels, in each case provided that (a) the Parent is in proforma compliance with the financial covenant set forth in Section 5.02(a) immediately after giving effect thereto and (b) if the incurrence or existence of such Debt would cause the aggregate principal amount of all Debt incurred pursuant to this clause (vi) by Persons that are not Loan Parties to exceed 10% of Consolidated Tangible Net Worth, then each Person that is not a Loan Party and has incurred such Debt shall execute and deliver to Administrative Agent a Guaranty in substantially the form of the Guaranty delivered on the Effective Date; provided that such Guaranty shall contain a provision that such Guaranty shall be terminated upon the delivery to the Administrative Agent of a certificate of a Responsible Person of the Parent certifying that the aggregate principal amount of all Debt incurred pursuant to this clause (vi) by Persons that are not Loan Parties is equal to or less than 10% of Consolidated Tangible Net Worth and that no Default or Event of Default then exists;

(vii)           Debt of any Person existing at the time such Person (a) becomes a Subsidiary of the Parent or any of its Subsidiaries, or (b) is merged with or into the Parent or any of its Subsidiaries; provided that no Default or Event of Default exists at the time of or would occur as a result of the incurrence of such Debt and that such Debt is not recourse to the Parent or any Restricted Subsidiary prior to the date of such Person's acquisition by or merger into the Parent or any of its Subsidiaries; and

(viii)           Any other Debt of the Parent and/or the Restricted Subsidiaries that may be incurred, provided (a) the Parent is in proforma compliance with the financial covenant set forth in Section 5.02(a) (immediately after giving effect thereto), (b) no Default or Event of Default exists at the time of the incurrence of such Debt, nor would such result therefrom, and (c) the aggregate principal amount of such Debt of the Restricted Subsidiaries (excluding all such Debt permitted under clauses (i)–(vii) above) outstanding at any one time shall not exceed the greater of (1) $100,000,000 or (2) 10% of Consolidated Tangible Net Worth; provided that no more than $50,000,000 of the Debt permitted by this subclause (viii) may be Debt which constitutes capital leases in accordance with GAAP.

"Permitted Liens" means

(i)           Liens for taxes, assessments or governmental charges or levies on Property of the Parent or a Restricted Subsidiary, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or such Restricted Subsidiary;

(ii)           Liens that are imposed by law in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' liens, statutory landlord liens, maritime liens and other similar Liens, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or the appropriate Restricted Subsidiary;

(iii)           Liens arising in the ordinary course of business out of or in connection with pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, social security retirement benefits or other forms of governmental insurance;

(iv)           Liens created by any of the Loan Documents;

(v)           Minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Parent or any Restricted Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property  which they affect;

(vi)           Any right of set-off arising under common law or by statute;

(vii)           Liens arising from judgments, decrees, arbitration awards or attachments in existence not more than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered by insurance;

(viii)           Liens against real property with respect to which the Parent or any Restricted Subsidiary has been granted easements, rights-of-way or other real estate interests, which have been created or incurred prior to the acquisition by the Parent or such Restricted Subsidiary of such easements, rights-of-way or other real estate interests, or thereafter by the Persons from whom the Parent or such Restricted Subsidiary obtains such real estate interests and their successors and assigns (other than the Parent or any Subsidiary);

(ix)           Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(x)           Liens existing on the Effective Date and listed on Schedule IV and Liens incurred pursuant to subsequent extensions, refinancings, or renewals of the underlying obligations secured by such Liens, provided that no additional assets of the Parent or any of its Material Subsidiaries are pledged in support thereof and that the underlying obligations do not increase;

(xi)          Liens to secure Debt recorded as capital leases in accordance with GAAP;

(xii)         Liens to secure supersedeas bonds in an aggregate outstanding amount not to exceed $50,000,000 at any time;

(xiii)        Liens to secure Debt incurred by the Parent or any Restricted Subsidiary (and guarantees given by the Parent or any Restricted Subsidiary supporting such Debt) (a) to acquire or construct any drilling rig or marine transportation vessel, including without limitation any Rigs not owned by the Parent and any of its Subsidiaries as of the date of this Agreement, provided that any such Lien shall exist only against such drilling rig or marine transportation vessel acquired or constructed, or (b) to renovate or upgrade any drilling rig or marine transportation vessel, including without limitation the Rigs, which is not owned by the Parent or any of its Subsidiaries on the date of this Agreement but which is hereafter acquired or constructed by the Parent or such Restricted Subsidiary incurring such Debt, provided that any such Lien shall exist only against such drilling rig or marine transportation vessel renovated or upgraded; and

(xiv)        Any Liens on the Property of the Parent and the Restricted Subsidiaries not permitted above in clauses (i) through (xiii) above which secure Debt in an aggregate outstanding principal amount that does not exceed, at any time, the greater of (a) $100,000,000 or (b) 10% of Consolidated Tangible Net Worth.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Parent or any ERISA Affiliate and covered by Title IV of ERISA.

“Potential Defaulting Lender” means, at any time, a Bank (i) as to which the Administrative Agent has notified the Parent that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, or (ii) as to which the Administrative Agent or any Issuing Bank has in good faith determined and notified the Parent and (in the case of any Issuing Bank) the Administrative Agent that such Bank or its Parent Company or a financial institution affiliate thereof has notified the Administrative Agent or such Issuing Bank, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement.  Any determination that a Bank is a Potential Defaulting Lender under any of clauses (i) or (ii) above will be made by the Administrative Agent or, in the case of clause (ii), any Issuing Bank, in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Parent provided for in this definition.

"Prescribed Forms" means such forms or statements, and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the forms or statements, (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrowers to make payments hereunder for the account of such Bank free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

"Property" or "asset" (in either case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Ratable Portion" means as to any Bank at any date (i) the amount obtained by dividing (a) such Bank's Commitment at such date by (b) the aggregate amount at such date of all Commitments of all of the Banks, or (ii) if no Commitments exist on such date, the amount obtained by dividing (a) such Bank's Commitment on the day immediately prior to the termination of the Commitments by (b) the aggregate amount of all Commitments of all of the Banks on such day.

"Rating Category" means the relevant Level applicable from time to time as set forth on Schedule I, which is based on the highest ratings of the Parent's senior unsecured long-term debt by Standard & Poor's or Moody's.  If there is a one-notch split between the two ratings, then the level corresponding to the higher rating shall apply.  If there is a more than a one-notch split in the two ratings, then the rating that is one notch higher than the lower rating shall apply.

"Register" has the meaning specified in Section 8.06(c).

"Related Parties" means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees,  partners, directors, officers, employees, agents, fund managers and advisors.

"Responsible Person" means the president, chief executive officer, or chief financial officer, as the case may be, of a Borrower and any other designated financial officer thereof, including without limitation any vice president – finance, treasurer, assistant treasurer, or controller.

"Restricted Subsidiary" means any Subsidiary of the Parent that is not an Unrestricted Subsidiary and shall include Global, EII, EUL, EOIC and all Material Subsidiaries.

"Restricting Information" has the meaning specified in Section 8.10.

"Rig" means any and all mobile, offshore jack-up or semi-submersible drilling units owned or leased by Parent or any of its Subsidiaries and shall include those listed on Schedule V, as same is supplemented and amended from time to time.

"Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. on the Effective Date, and any successor ratings agency.

"Stated Expiry Date" means the original expiration date stated on the face of any Letter of Credit, or such other date, if any, to which the applicable Issuing Bank extends the expiration of such Letter of Credit at the request of the applicable Borrower.

"Subsidiary" of any Person means any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other Equity Interests having ordinary voting power (irrespective of whether or not at the time capital stock or other Equity Interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person.  Unless otherwise provided or the context otherwise requires, the terms "Subsidiary" and "Subsidiaries" refer to a Subsidiary or Subsidiaries of the Parent.

"Syndication Agents" means Wells Fargo Bank, National Association, a national banking association, and DnB NOR Bank ASA, each in its capacity as Syndication Agent for the Banks hereunder.

"Taxes" has the meaning specified in Section 2.13(a).

"Termination Date" means May 28, 2014 or the earlier date of termination in whole of the Commitments pursuant to this Agreement.

"Termination Event" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Parent or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Type" has the meaning specified in the definition of the term "Advance" (with respect to an Advance) and in the definition of the term "Borrowing" (with respect to a Borrowing).

"Unreallocated Portion" has the meaning specified in Section 2.21(b).

"Unrestricted Subsidiary" means any Subsidiary of the Parent designated as such on Schedule VI hereto, as supplemented or amended from time to time, which designation, amendment and supplement must be approved by the Majority Banks, such approval not to be unreasonably withheld.

"Voting Stock" means, with respect to any company or corporation, the outstanding shares or stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right to so vote has been suspended by the happening of such a contingency.

"Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".  Unless otherwise indicated, all references to a particular time are references to New York City time.

SECTION 1.03. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance with financial covenants shall be based on, GAAP; provided the financial statements and reports required pursuant to Sections 5.01(a)(i) and (ii) shall be prepared in accordance with generally accepted accounting principles consistently applied except to the extent stated therein.

SECTION 1.04. Miscellaneous.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The term "including" shall mean "including, without limitation,", the term "include" shall mean "include, without limitation," and the term "includes" shall mean "includes, without limitation,".

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances.  Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount equal to (a) the amount set opposite such Bank's name on Schedule VII hereto as its Commitment or, if such Bank has entered into any Assignment and Acceptance, or increased its Commitment pursuant to Section 2.19, set forth for such Bank as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), as such amount may be adjusted pursuant to Section 2.15, Section 2.16, Section 2.21 or Section 6.01 (such Bank's "Commitment") minus (b) such Bank's Ratable Portion of outstanding Letter of Credit Liabilities; provided that no Advance shall be required to be made, except as part of a Borrowing that is in an aggregate amount not less than $10,000,000 (and in integral multiples of $1,000,000 in excess thereof), and each Borrowing shall consist of Advances of the same Type having (in the case of a Borrowing comprised of LIBOR Advances) the same Interest Period, made on the same day by the Banks ratably according to their respective Commitments.  Within the limits set forth in the preceding sentence, the Borrowers may borrow, prepay pursuant to Section 2.09 and reborrow under this Section 2.01 until the Termination Date, but in no event will any Bank be obligated to make any Advance, if the amount of such Advance plus all other Advances owed to such Bank plus such Bank's Ratable Portion of the Letter of Credit Liabilities would exceed its Commitment.

SECTION 2.02. Making the Advances.  (a) Each Borrowing shall be made on notice, given not later than noon (New York City time) (x) in the case of a proposed Borrowing comprised of LIBOR Advances, at least three Business Days prior to the date of the proposed Borrowing (or, as to any proposed Borrowing comprised of LIBOR Advances, at such other time as the applicable Borrower and the Banks may agree to for such proposed Borrowing) and (y) in the case of a proposed Borrowing comprised of Base Rate Advances, on the day of the proposed Borrowing, by the applicable Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telex or telecopy or in accordance with Section 8.02.  Each such notice of a Borrowing (a "Notice of Borrowing") shall be given in accordance with Section 8.02, in substantially the form of Exhibit A, identifying therein the requested Borrowing specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of LIBOR Advances, initial Interest Period for each such Advance, provided that the applicable Borrower may not specify LIBOR Advances for any Borrowing if, after giving effect to such Borrowing, LIBOR Advances having more than eight different Interest Periods shall be outstanding.  In the case of a proposed Borrowing comprised of LIBOR Advances, the Administrative Agent shall promptly notify each Bank of the applicable interest rate under Section 2.05(b).  Each Bank shall, before noon (2:00 P.M. (New York City time) in the case of a Borrowing comprised of Base Rate Advances) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its Payment Office, in same day funds, such Bank's ratable portion of such Borrowing.  After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent's aforesaid address.  Each Bank may, at its option, make any Loan available to any Borrower not organized under the laws of a State of the United States of America by causing any foreign or domestic branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower not organized under the laws of a State of the United States of America to repay such Loan in accordance with the terms of this Agreement.

(b)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower that gives such Notice of Borrowing.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of LIBOR Advances, the applicable Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.  Any Bank requesting indemnification under this Section 2.02(b) shall provide to the applicable Borrower a reasonable explanation of any such loss, cost, or expense for which such Bank requests indemnification.

(c)           Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the applicable Borrower severally agree to repay to the Administrative Agent such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of a Borrower, one Business Day after the Administrative Agent requests such payment from such Borrower, which request shall not be sooner than one Business Day after such Bank's ratable portion was due, with interest at the interest rate applicable at the time to Advances comprising such Borrowing, and (ii) in the case of such Bank, forthwith upon demand, with interest at the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement.

(d)           The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

(e)           Each Bank, at its option, may request a Note of each Borrower payable to the order of such Bank, evidencing the indebtedness of such Borrower to such Bank resulting from Advances owing to such Bank, in substantially the form of Exhibit B hereto.

SECTION 2.03. Fees.  (a)  The Borrowers agree to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily unused amount of such Bank's Commitment from the Effective Date in the case of each Bank listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance (or joinder pursuant to Section 2.19(c)) pursuant to which it became a Bank in the case of each other Bank until the Termination Date at the rate per annum set forth in Schedule I hereto under the heading "Commitment Fee" for the relevant Rating Category applicable from time to time.  The commitment fee is payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2010, and on the Termination Date.  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.03(a) (without prejudice to the rights of the Banks other than Defaulting Lenders in respect of such fees).

(b)           The Borrowers shall pay to the Administrative Agent such fees as may be separately agreed to by the Borrowers and the Administrative Agent, as the case may be.

SECTION 2.04. Repayment.  The Borrowers shall repay to the Banks the principal of all of the Advances on the Termination Date.  Additionally, if at any time the aggregate principal amount of all Advances owed to any Bank, plus such Bank's Ratable Portion of the Letter of Credit Liabilities then outstanding, exceeds its Commitment, the Borrowers shall ratably repay to the Banks the Advances in an amount necessary so that no Bank is owed a principal amount of Advances that exceeds its Commitment minus such Bank's Ratable Portion of Letter of Credit Liabilities.

SECTION 2.05. Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance owed by it to each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate plus the Applicable Margin in effect for Base Rate Advances from time to time, payable quarterly on the last day of each March, June, September and December during such periods, on each other date provided herein and on the date such Base Rate Advance shall be changed (in whole or in part) as a result of any division or combination of any Borrowing or shall be Converted (in whole or in part); provided that any amount of principal (other than principal of LIBOR Advances bearing interest pursuant to the proviso to Section 2.05(b)) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of 2% per annum plus the Base Rate plus the Applicable Margin for Base Rate Advances in effect from time to time.

(b)    LIBOR Advances.  During such periods as such Advance is a LIBOR Advance, a rate per annum equal, at all times during each Interest Period for such Advance, to the sum of the LIBO Rate for such Interest Period for such Advance plus the Applicable Margin in effect for LIBOR Advances from time to time, payable on the last day of such Interest Period, on each other date provided herein and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any amount of principal of any LIBOR Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (x) the sum of 2% per annum plus the Base Rate plus the Applicable Margin in effect for Base Rate Advances from time to time, and (y) the sum of 2% per annum plus the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due.

SECTION 2.06. Additional Interest on LIBOR Advances.  If any Bank is required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, and if as a result thereof there is an increase in the cost to such Bank of agreeing to make or making, funding or maintaining LIBOR Advances, then the applicable Borrower or Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), unless such Bank withdraws its demand for such additional amounts pursuant to Section 2.16(b) or the applicable Borrower or Borrowers are not obligated to pay such amounts pursuant to Section 2.16(a), pay to the Administrative Agent for the account of such Bank additional amounts, as additional interest hereunder, sufficient to compensate such Bank for such increased cost.  Such Bank shall provide to the applicable Borrower or Borrowers a reasonable explanation of such amounts to be paid.

SECTION 2.07. Interest Rate Determination and Protection.  (a) The Administrative Agent shall give prompt notice to the Parent and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(b).

(b)         If the Administrative Agent is unable to obtain timely information for determining the LIBO Rate for any LIBOR Advance,

(i)           the Administrative Agent shall forthwith notify the Parent and the Banks that the interest rate cannot be determined for such LIBOR Advances,

(ii)           each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)           the obligation of the Banks to make, or to Convert Advances or Borrowings into, or make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the Administrative Agent shall notify the Parent and the Banks that the circumstances causing such suspension no longer exist.

(c)           If the Majority Banks notify the Administrative Agent that either (A) the applicable interest rate for any Interest Period for any LIBOR Advance will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective LIBOR Advances for such Interest Period, or (B) Dollar deposits in the amounts of their respective Advances for such Interest Period are not available to them in the London interbank market, the Administrative Agent shall forthwith so notify the Parent and the Banks, whereupon

(i)           each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(ii)           the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the Majority Banks shall notify the Administrative Agent (and the Administrative Agent shall thereafter notify the Parent) that the circumstances causing such suspension no longer exist.

(d)           If a Borrower shall fail to select the duration of any Interest Period for any LIBOR Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into LIBOR Advances with an Interest Period of one month.

(e)           At the end of the relevant Interest Period following the date on which the aggregate unpaid principal amount of Advances comprising any LIBOR Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the applicable Borrower to Convert such Advances into LIBOR Advances shall terminate; provided that if and so long as each such Advance shall be of the same Type and have an Interest Period ending on the same date as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances of all such Borrowings shall equal or exceed $1,000,000, the applicable Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having an Interest Period ending on such date.

(f)           Upon the occurrence and during the continuance of an Event of Default, each LIBOR Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

SECTION 2.08. Voluntary Conversion of Borrowings; Continuation of LIBOR Borrowings.  (a) The applicable Borrower may on any Business Day, upon notice given to the Administrative Agent not later than noon (x) in the case of a proposed Conversion into a LIBOR Borrowing, on the third Business Day prior to the date of the proposed Conversion and (y) in the case of a proposed Conversion into a Base Rate Borrowing, on the date of the proposed Conversion and subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11, Convert all or any portion of a Borrowing of one Type into a Borrowing of another Type; provided that any Conversion of any LIBOR Borrowing shall be made on, and only on, the last day of an Interest Period for such LIBOR Borrowing.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Borrowing (or identified portion thereof) to be Converted and the Type into which it is to be Converted, and (iii) if such Conversion is into a LIBOR Borrowing, the duration of the Interest Period for each LIBOR Advance comprising such LIBOR Borrowing.

(b)           The applicable Borrower may continue all or any portion of any LIBOR Borrowing as a LIBOR Borrowing for an additional Interest Period that complies with the requirements set forth in the definition herein of "Interest Period," by giving notice of such Interest Period as set forth in such definition, subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11.

(c)           All Borrowings, divisions and combinations of Borrowings, Conversions and continuations under this Agreement shall be effected in a manner that (i) treats all Banks ratably (including, for example, effecting Conversions of any portion of a Borrowing in a manner that results in each Bank retaining its same ratable percentage of both the Converted portion and the remaining portion not Converted), and (ii) in the case of LIBOR Borrowings, results in each LIBOR Borrowing (including, in the case of any Conversion of a portion of a LIBOR Borrowing, both the Converted portion and the remaining portion not Converted) being in an amount not less than $1,000,000; provided that clause (ii) immediately above shall not limit the Borrowers' rights under the proviso of Section 2.07(e).  Upon Conversion of any Borrowing, or portion thereof, into a particular Type, all Advances comprising such Borrowing or portion thereof, as the case may be, will be deemed Converted into Advances of such Type.  Notwithstanding any other provision hereof, during the continuance of any Event of Default no Borrower may divide or combine Borrowings, continue all or any portion of any LIBOR Borrowing for an additional Interest Period or Convert all or any portion of a Borrowing into a LIBOR Borrowing.

SECTION 2.09. Optional Prepayments.  Each Borrower may (i) in respect of LIBOR Advances, upon at least two Business Days' notice, and (ii) in respect of Base Rate Advances, upon notice by noon on the day of the proposed prepayment, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and the Types of Advances to be prepaid, and the specific Borrowing or Borrowings to be prepaid in whole or in part, and if such notice is given the applicable Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty; provided that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 (and in increments of $1,000,000 in excess thereof), and provided further that if such Borrower prepays any LIBOR Advance on any day other than the last day of an Interest Period therefor, such Borrower shall compensate the Banks pursuant to Section 8.04(b).

SECTION 2.10. Increased Costs; Capital Adequacy, Etc.  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any governmental authority, central bank or comparable agency (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining LIBOR Advances (or of maintaining its obligation to make any such Advance), any increase in the cost to any Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any such Letter of Credit), or any reduction in amount of any sum received or receivable by such Bank hereunder (whether of principal, interest, or any other amount) (other than increased costs described in Section 2.06 or in Section 2.10(c) below), then the applicable Borrower or Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost unless such Bank shall have withdrawn its demand for additional compensation for such increased cost pursuant to Section 2.16(b) or such Borrower is not obligated to pay such amounts pursuant to Section 2.16(a).  Such Bank shall provide to such Borrower a reasonable explanation of such amounts to be paid by such Borrower.

(b)           If the applicable Borrower so notifies the Administrative Agent within five Business Days after any Bank notifies such Borrower of any increased cost pursuant to the provisions of Section 2.10(a), such Borrower shall Convert all Advances of the Type affected by such increased cost of all Banks then outstanding into Advances of another Type in accordance with Section 2.08 and, additionally, reimburse such Bank for such increased cost in accordance with Section 2.10(a).

(c)           If any Bank shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (except to the extent such request or directive arises as a result of the individual creditworthiness of such Bank), has the effect of increasing the amount of capital required or expected to be maintained as a result of its Commitment hereunder or the existence of any Letter of Credit, such Bank shall have the right to give prompt written notice and demand for payment thereof to the applicable Borrower with a copy to the Administrative Agent (which notice and demand shall show in reasonable detail the calculation of such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank or such Bank's holding company as a result of such increase in capital), although the failure to give any such notice shall not, unless such notice fails to set forth the information required above, release or diminish any of the Borrowers' obligations to pay additional amounts pursuant to this Section 2.10(c), and subject to Section 2.16, such Borrower shall pay such additional amounts.

(d)           Each Bank shall use its commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.10 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

(e)           No Bank shall be entitled to recover increased costs pursuant to this Section 2.10, (a) incurred or accruing more than 90 days prior to the date on which such Bank sent to the applicable Borrower a written notice and demand for payment as specified in this Section 2.10, or (b) to the extent that such increased costs have resulted from the failure of such Bank to have complied with Section 2.10(d).

SECTION 2.11. Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any governmental authority, central bank or comparable agency shall assert that it is unlawful (such unlawfulness or such assertion of unlawfulness being an "Illegality Event"), for any Bank or its Eurodollar Lending Office (such a Bank being an "Affected Bank") to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Bank to the applicable Borrower through the Administrative Agent, (a) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the time set forth in the next succeeding sentence (and the Administrative Agent shall promptly notify each Bank of such suspension), and (b) the applicable Borrower shall forthwith Convert all LIBOR Advances of all Banks then outstanding into Advances of another Type in accordance with Section 2.08.  The suspension of the obligation of the Banks to make LIBOR Advances or to continue to fund or maintain LIBOR Advances, as set forth in the preceding sentence, shall terminate upon the earliest to occur of the following: (i) the withdrawal by each Affected Bank of its notice and demand with respect to the Illegality Event referenced in this Section 2.11, (ii) the replacement by the Parent of each Affected Bank pursuant to Section 2.16(a) hereof with an Eligible Assignee that is not an Affected Bank, and (iii) the termination by the Parent of each Affected Bank pursuant to Section 2.16(b) hereof.  If an Illegality Event has ceased to exist with respect to a Bank that has given notice and demand with respect to such Illegality Event pursuant to this Section 2.11, such Bank shall promptly after becoming aware thereof withdraw such notice and demand by giving written notice of withdrawal to the Administrative Agent and the Parent.  Upon termination of such suspension pursuant to clause (i), (ii) or (iii) above, as applicable, the Administrative Agent shall notify each Bank of such termination, and the Banks shall thereupon again be obligated to make LIBOR Advances and LIBOR Borrowings and to continue to fund, maintain, and Convert LIBOR Advances and LIBOR Borrowings in each case in accordance with and to the extent provided in this Agreement.

SECTION 2.12. Payments and Computations.  (a) Each Borrower shall make each payment under any Loan Document not later than noon on the day when due in Dollars to the Administrative Agent at its Payment Office (or to the applicable Issuing Bank, in the case of payments to an Issuing Bank under Section 2.18) in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions on Letters of Credit as contemplated by Section 2.18(b) ratably (other than amounts payable pursuant to Section 2.06, 2.10, 2.13, 2.16 or 8.04) to the Banks (decreased, as to any Bank, for any taxes withheld in respect of such Bank as contemplated by Section 2.13(b)) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes (if any) in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.  At the time of each payment of any principal of or interest on any Borrowing to the Administrative Agent, the applicable Borrower shall notify the Administrative Agent of the Borrowing to which such payment shall apply.  In the absence of such notice, the Administrative Agent may specify the Borrowing to which such payment shall apply.  All of the Obligations of the Loan Parties under the Loan Documents shall be absolute and unconditional, and all payments to be made by the Loan Parties under the Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff.

(b)           All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (c) or clause (d) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBO Rate, the Federal Funds Rate, of any fee payable under Section 2.03, Section 2.18(b), or, during such times as the Base Rate is determined pursuant to clause (c) or clause (d) of the definition thereof, the Base Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.06 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent (or, in the case of Section 2.06, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder or under the Notes (if any) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)           Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes.  (a) Any and all payments by the Borrowers hereunder or under the Notes (if any) shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, (1) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which (or by a jurisdiction under the laws of a political subdivision of which) such Bank or Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof and (2) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the Effective Date (or, with respect to any entity that becomes a Bank after the Effective Date, on the date such entity becomes a Bank), to payments to be made to such Bank or the Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as "Taxes").  If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note (if any) to any Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           Notwithstanding anything to the contrary contained in this Agreement, each of the Borrowers and the Administrative Agent shall be entitled, to the extent they are required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank (without the payment by a Borrower of increased amounts to such Bank pursuant to clause (a) above) other than a Bank (i) which is a domestic corporation (as such term is defined in Section 7701 of the Code) for federal income tax purposes or (ii) which has the duly executed Prescribed Forms on file with the Parent and the Administrative Agent for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such duly executed Prescribed Forms, provided that if a Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank or the Administrative Agent may reasonably request for assisting such Bank or the Administrative Agent to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

(c)           In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes (if any) or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(d)           Each Borrower, to the fullest extent permitted by law, will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except (i) if such Taxes, Other Taxes, or other liability arise as a result of the gross negligence or willful misconduct of such Bank or Administrative Agent or (ii) if such Taxes, Other Taxes, or other liability arise as a result of such Bank's failure to file any Prescribed Forms which are available to it and for which it qualifies.  This indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.  No Bank nor the Administrative Agent shall be indemnified for Taxes incurred or accrued more than 90 days prior to the date that such Bank or the Administrative Agent notifies the applicable Borrower thereof.

(e)           Within 30 days after the date of any payment of Taxes by or at the direction of a Borrower, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, (i) the original or a certified copy of a receipt evidencing payment thereof, if the relevant taxing authority provides a receipt, or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of the payment thereof.  Should any Bank or the Administrative Agent ever receive any refund, credit or deduction from any taxing authority to which such Bank or the Administrative Agent would not be entitled but for the payment by a Borrower of Taxes as required by this Section 2.13 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Bank or the Administrative Agent in its sole discretion), such Bank or the Administrative Agent, as the case may be, thereupon shall repay to such Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Bank or the Administrative Agent, as the case may be, and determined by such Bank or the Administrative Agent, as the case may be, to be attributable to such refund, credit or deduction.

(f)           Each Bank shall use its commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

(g)           Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 2.14. Sharing of Payments, Etc.  (a)  If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.06, 2.10, 2.13, 2.16, 2.21, 8.04, or 8.06) in excess of its ratable share of payments on account of the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of its ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.

(b)           Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.15. Ratable Reduction or Termination of the Commitments; Effect of Termination.  (a) The Parent shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that each partial reduction shall be in the aggregate amount of at least $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  Commitments terminated or reduced pursuant to the preceding sentence may not be reinstated.

(b)           Upon and at all times after any Commitment of any Bank is terminated in whole pursuant to any provision of this Agreement, such Commitment shall be zero and such Bank shall have no further obligation to make any Advances.

SECTION 2.16. Replacement of Bank; Additional Right to Terminate Commitments.  In the event that any Bank demands payment pursuant to Section 2.06, 2.10 or 2.13, or any Bank becomes an Affected Bank as set forth in Section 2.11, or any Bank becomes a Defaulting Lender, the Parent shall have the right, within 45 days after the date of the giving by such Bank of any notice or demand required or otherwise permitted to be given pursuant to Section 2.06, 2.10, 2.11 or 2.13 or the definition of "Defaulting Lender", and if no Event of Default or Default then exists, to either replace such Bank in accordance with the procedure set forth in Section 2.16(a) or terminate all of such Bank's Commitments in accordance with the procedure set forth in Section 2.16(b); provided that no such replacement or termination shall be effected without (i) the prior written consent of the Issuing Banks and Administrative Agent (each such consent not to be unreasonably withheld, but any withholding of consent by the Administrative Agent or the Issuing Banks based on any good faith concern of the Administrative Agent or the Issuing Banks regarding the creditworthiness of the replacement Bank shall be deemed a reasonable withholding of consent),  (ii) in the case of a termination pursuant to Section 2.16(b), a simultaneous reduction of the Letters of Credit in amounts such that there is no increase in the potential exposure of any Issuing Bank that is not participated to other Banks hereunder, and (iii) in the case of the replacement or termination of a Bank that is an Issuing Bank, termination of all Letters of Credit issued by such Issuing Bank.

(a) If the Parent determines to replace a Bank pursuant to this Section 2.16(a), then the Parent will have the right to replace such Bank with an Eligible Assignee in accordance with Section 8.06(a), (b) and (d) (including execution of an appropriate Assignment and Acceptance), provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase all of such Bank's rights hereunder and interest in the Advances owing to such Bank and the Note (if any) held by such Bank without recourse at the principal amount of such Note plus interest and accrued fees to the date of such purchase on a date therein specified, and (ii) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment, respectively, prior to such replacement); provided, further, that no Bank or other Person shall have any obligation to increase any of its Commitments or otherwise to replace, in whole or in part, any Bank.  Upon satisfaction of the requirements set forth in the first sentence of this Section 2.16(a), acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds, and the payment by the Borrowers of all requested costs accruing to the date of purchase which the Borrowers are obligated to pay under Section 8.04 and all other amounts owed by the Borrowers to such Bank (other than the principal of and interest on the Advances of such Bank and accrued fees to the date of such purchase that are purchased by such Eligible Assignee), such Eligible Assignee shall constitute a "Bank" hereunder with Commitments as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder and all of its Commitments shall be deemed terminated, except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Bank" hereunder.  If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrowers shall continue to be obligated to pay the increased costs and additional amounts due to such Bank pursuant to Sections 2.06, 2.10 and 2.13 (if a demand or notice for payment of increased costs or additional amounts pursuant to any of such Sections is the basis of the proposed replacement), or (y) the Bank proposed to be replaced fails to accept such purchase offer, the Borrowers (if a demand or notice for payment of increased costs or additional amounts pursuant to any of such Sections is the basis of the proposed replacement) shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer, and neither the failure to purchase as set forth in clause (x) of this sentence nor the failure to accept a purchase offer as set forth in clause (y) of this sentence, shall affect any rights the Borrowers may have to terminate such Bank's Commitments in accordance with Section 2.16(b).

(b) In the event that the Parent determines to terminate a Bank's Commitments pursuant to this Section 2.16, the Parent shall have the right to terminate such Bank's Commitments and shall give notice to such Bank of the Parent's election to terminate (a copy of such notice to be sent to the Administrative Agent), and such termination shall become effective on the date specified in such notice (which shall be 15 days after the date of such notice, provided that if the 15th day after the date of such notice is not a Business Day, the date specified in such notice shall be the first Business Day next succeeding such 15th day) unless such Bank withdraws its demand or notice for increased costs or additional amounts (if such a demand or notice is the basis for the proposed termination).  On the date of the termination of the Commitments of any Bank pursuant to this Section 2.16(b), the Borrowers shall pay all amounts owed by the Borrowers to such Bank under this Agreement and under the Note payable to such Bank (including principal of and interest on the Advances owed to such Bank, accrued fees and amounts specified in such Bank's notice and demand (if any) delivered pursuant to Sections 2.06, 2.10 or 2.13, as the case may be, with respect to the period prior to such termination) and such Bank shall thereupon cease to be a "Bank" hereunder for all purposes and its Commitments shall be deemed terminated, except that such Bank's rights under Sections 2.06, 2.10, 2.13 and 8.04 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Bank" hereunder.

SECTION 2.17. Certificates of Banks.  Without limitation to the requirements of Section 2.10(c), any Bank demanding or giving notice of amounts due to such Bank under this Article II shall, as part of each demand or notice for payment required under this Article II, deliver to the applicable Borrower (with a copy to the Administrative Agent and the Parent) a certificate setting forth in reasonable detail the amount and basis of the increased costs or additional amounts payable to such Bank hereunder and such certificate shall be conclusive and binding on such Borrower in the absence of manifest error.

SECTION 2.18. Letters of Credit.  (a) Each Issuing Bank agrees, on the terms and conditions herein set forth, to issue Letters of Credit for the account of each Borrower from time to time on any Business Day during the period from the Effective Date until one calendar week before the Termination Date; provided that (i) at no time shall the Letter of Credit Liabilities exceed $100,000,000, (ii) at no time shall the aggregate outstanding amount of all Letters of Credit issued by (A) Wells Fargo Bank, National Association be greater than $50,000,000 or such greater amount approved by Wells Fargo Bank, National Association in its sole discretion, (B) Citibank, N.A. be greater than $25,000,000 or such greater amount approved by Citibank, N.A. in its sole discretion, or (C) DnB NOR Bank ASA be greater than $25,000,000 or such greater amount approved by DnB NOR Bank ASA in its sole discretion; (iii) no Letter of Credit shall have a Stated Expiry Date later than the earlier of (A) one year from the date of its issuance unless otherwise extended by the applicable Issuing Bank or, subject to the consent of the applicable Issuing Bank, such Letters of Credit contain language providing for their automatic renewal or (B) the Termination Date, and (iv) at no time shall a Letter of Credit be issued if, after giving effect thereto, any Bank's Ratable Portion of the Letter of Credit Liabilities plus the aggregate amount of Advances owed to such Bank exceed such Bank's Commitment.  In the case of a Letter of Credit containing language providing for its automatic renewal, each Borrower acknowledges and agrees that, if any such automatic renewal would cause the Stated Expiry Date of such Letter of Credit to be later than the Termination Date, the applicable Issuing Bank may give notice to the beneficiary of such Letter of Credit that such automatic renewal shall not take place.  Each Letter of Credit shall be issued on notice given by a Borrower to the Issuing Banks and the Administrative Agent (which shall give to each Bank prompt notice thereof) not later than noon on the third Business Day prior to the date of the issuance of the proposed Letter of Credit.  Each such notice of a Letter of Credit (a "Notice of Letter of Credit") shall be given in accordance with Section 8.02, in substantially the form of Exhibit C, specifying therein the requested (A) date of issuance of such Letter of Credit (which shall be a Business Day), (B) Borrower for whose account such Letter of Credit is to be issued, (C) amount of such Letter of Credit (which must be in Dollars), (D) expiration date of such Letter of Credit, and (E) purpose and terms of such Letter of Credit (which shall not be to secure Debt).  Additionally, if requested by the applicable Issuing Bank, the applicable Borrower shall execute and deliver to such Issuing Bank, an application for letter of credit on such Issuing Bank's standard form or on another form agreed upon by such Borrower and such Issuing Bank.  The Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(b)           With respect to each Letter of Credit, the Borrowers agree to pay (i) to the applicable Issuing Bank a fronting fee in a percent per annum to be agreed between the Borrowers and the applicable Issuing Bank at the time such Letter of Credit is issued and (ii) to the Administrative Agent a letter of credit fee (which fee shall be shared ratably by all Banks (including the Issuing Banks) based on their respective Ratable Portions) of the per annum rate equal to the Applicable Margin in effect for LIBOR Advances from time to time, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the Expiration Date for such Letter of Credit, payable monthly in arrears on the last Business Day of each month and on such Expiration Date and, if applicable, on the Termination Date. Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, to the extent any Borrower has provided Cash Collateral in respect of such Defaulting Lender's unreallocated obligations with respect to a Letter of Credit pursuant to Section 2.21(b) or Section 2.22(b), such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.18(b) (without prejudice to the rights of the Banks other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the Letter of Credit Liabilities of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.21, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective portions of such reallocation, and (ii) to the extent any portion of such Letter of Credit Liabilities cannot be so reallocated and have not been Cash Collateralized by any Borrower, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank as its interests appear (and the pro rata payment provisions of Section 2.12 will automatically be deemed adjusted to reflect the provisions of this Section).  Additionally, the Borrowers agree to pay all standard costs, fees, expenses, administrative, issuance, amendment, payment and negotiation charges of the applicable Issuing Bank in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

(c)           The Borrowers will immediately and unconditionally pay to the applicable Issuing Bank upon demand the amount of each payment made under any Letter of Credit.  If the Borrowers shall fail to pay to the applicable Issuing Bank the amount of any such payment immediately upon demand in accordance with the terms of this Agreement, such payment shall immediately constitute, without necessity of further act or evidence, a loan (a "Demand Loan") made by the applicable Issuing Bank to the applicable Borrower on the date of such payment in a principal amount equal to such payment and repayable upon demand, together with interest on the principal amount of such Demand Loan remaining unpaid from time to time, payable on demand and computed from the date such Demand Loan is made as specified above to the date of repayment in full thereof, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Advances in effect from time to time plus 2% per annum.

(d)           If any Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, the applicable Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.21), by notice to the Parent and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers to provide Cash Collateral to such Issuing Bank in amount equal to at least the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect of such Letter of Credit, or to make other arrangements satisfactory to the Administrative Agent and to the applicable Issuing Bank, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(e)           The obligations of the Borrowers under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances:

(i)           any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)           the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any other transaction;

(iv)           any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or document that does not comply with the terms of such Letter of Credit; or

(vi)           any exchange, release or non-perfection of any collateral for, or any release or amendment or waiver of or consent to departure from any guarantee of, all or any of the obligations of the Borrowers in respect of any Letter of Credit;
however, this Section 2.18(e) shall not limit any right of a Borrower to make a claim against any Issuing Bank to the extent provided in Section 2.18(f).

(f)           Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit.  None of the Issuing Banks nor any branch, affiliate or correspondent bank of the Issuing Banks nor any of their respective employees, agents, officers or directors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be invalid, insufficient, fraudulent or forged; (iii) payment by its against presentation of documents that do not strictly comply with the terms of the relevant Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided that, notwithstanding clauses (i) through (iv) of this sentence, the applicable Borrower shall have a claim against the applicable Issuing Bank, and the applicable Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential or other, damages suffered by such Borrower that such Borrower proves (in a final nonappealable judgment by a court of competent jurisdiction) were caused by (A) the applicable Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, (B) the applicable Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and documents strictly complying with the terms and conditions of such Letter of Credit, or (C) the applicable Issuing Bank's failure to comply with either the ICC International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, 1998 Revision or the ICC Uniform Customs and Practices for Documentary Credits (UCP 600), International Chamber of Commerce Publication No. 600, 2007 Revision, as selected in such Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)           Upon the date of the issuance of a Letter of Credit, the applicable Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the applicable Issuing Bank a ratable participation in the related Letter of Credit Liabilities and all related Demand Loans equal to such Bank's Ratable Portion at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Bank shall promptly notify each such participant Bank by telex, telecopy, or email of each Letter of Credit issued or increased, the amount of such Bank's participation in such Letter of Credit and each payment thereunder. Upon the making of any payment under any Letter of Credit, each Bank (other than the applicable Issuing Bank) shall, upon notice from the applicable Issuing Bank, pay for the purchase of its participation therein by payment to the applicable Issuing Bank of funds in the amount of its participation in such payment.  Such payment shall be made on the same Business Day such notice is given if such notice is received by 12:00 noon on such Business Day, and on the next succeeding Business Day after receipt of such notice if such notice is received after 12:00 noon on any Business Day.

SECTION 2.19. Increase in Commitments.

(a) Request for Increase.  Provided that no Event of Default or Material Adverse Effect then exists or would result therefrom, upon notice to the Administrative Agent (which shall promptly, but in any event within 3 Business Days after receipt of such notice, notify the Banks), the Parent may request an increase in the aggregate Commitments by an amount not exceeding $150,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000.  At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

(b) Bank Elections to Increase.  Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Ratable Portion of such requested increase.  Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Banks.  The Administrative Agent shall notify the Parent and each Bank of the Banks' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Banks (which approvals shall not be unreasonably withheld or delayed), the Parent may also invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Parent shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Parent and the Banks of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Parent shall deliver to the Administrative Agent a certificate of each Borrower and Guarantor dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by a Responsible Person of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in clauses (i) and (ii) of Section 4.01(d) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (ii) and (i), respectively, of Section 5.01(a), and (B) no Event of Default or Material Adverse Effect exists or would be caused by such increase.  The Borrowers shall prepay any Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 8.04(b)) to the extent necessary to keep the outstanding Advances ratable with any revised Ratable Portions arising from any nonratable increase in the Commitments under this Section.

(f) Update of Representations and Warranties.  Upon and after any increase of aggregate Commitments pursuant to this Section 2.19:

(i) the representation and warranties contained in Sections 4.01(d)(i) and (ii) shall be deemed to refer to the financial statements furnished most recently prior to the Increase Effective Date, pursuant to Section 5.01(a)(ii) and (i), respectively; and

(ii) the representation and warranty contained in Section 4.01(d)(iii) shall be deemed to refer to the time period from December 31, 2009 through the Increase Effective Date, rather than the time period from December 31, 2009 through the Effective Date.

(g) Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.14 or 8.01 to the contrary.

SECTION 2.20. Relationship Among Borrowers.  All obligations of the Borrowers under this Agreement shall be joint and several.  Each of EOIC, EII and EUL hereby irrevocably appoints the Parent as its agent for giving and receiving notices in connection with this Agreement and each of the other Loan Documents.  Any notice which might otherwise be valid or effective only if given by some or all Borrowers, or by any Borrower acting singly, shall be valid and effective if given only by the Parent, whether or not EOIC, EII or EUL joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

SECTION 2.21. Reallocation of Defaulting Lender Commitment, Etc.  If a Bank becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to such Defaulting Lender:

(a) the Letter of Credit Liabilities of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (i) the sum of each Non-Defaulting Lender’s total Credit Extensions may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (ii) such Letter of Credit Liabilities shall not be automatically reallocated at any time when an Event of Default has occurred and is continuing and (iii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any other Bank may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(b) to the extent that any portion (the “Unreallocated Portion”) of the Defaulting Lender’s Letter of Credit Liabilities cannot be so reallocated, whether by reason of the first proviso in Section 2.21(a) above or otherwise, the Parent will, or will cause another Borrower to, not later than three Business Days after demand by the Administrative Agent (at the direction of the applicable Issuing Bank), (i) Cash Collateralize the obligations of the Borrowers to the applicable Issuing Bank in respect of such Letter of Credit Liabilities in an amount at least equal to the aggregate amount of the Unreallocated Portion of such Letter of Credit Liabilities, or (ii) make other arrangements satisfactory to the Administrative Agent and to the applicable Issuing Bank, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; and

(c) any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks under this Agreement, ratably among them in accordance with such amounts owed, and third, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

SECTION 2.22. Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each Issuing Bank is hereby authorized by the Parent (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and at such times as may be required to (a) reimburse an outstanding disbursement made with respect to a Letter of Credit that has not been reimbursed by the Borrowers upon demand pursuant to Section 2.18(c) or (b) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit (after giving effect to any reallocation under Section 2.21(a)) if and to the extent the Borrowers do not comply with their obligations to provide Cash Collateral under Section 2.21(b).

SECTION 2.23. Termination of Defaulting Lender Commitment.  The Parent may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Banks thereof), and in such event the provisions of Section 2.21(c) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any Bank may have against such Defaulting Lender.

ARTICLE III

CONDITIONS

SECTION 3.01. Initial Conditions Precedent.  The obligation of each Issuing Bank to issue any Letter of Credit and the obligation of each Bank to make Advances pursuant to the terms and conditions of this Agreement are subject to the condition precedent that the Administrative Agent shall have received on or before the day of the initial Advance (or, if earlier, the day of issuance of the initial Letter of Credit) the following, each dated on or before such day, in form and substance satisfactory to the Administrative Agent (the day when all such conditions have been satisfied or waived is herein referred to as the "Effective Date"):

(a)    (i)  This Agreement executed by each Borrower, each Bank, each Issuing Bank, and the Administrative Agent, (ii) the Notes (if any) payable to the order of the Banks, respectively, executed by the respective Borrowers, and (iii) the Guaranty executed by the Parent, Global, and EII.

(b) An opinion of Robert O. Isaac, in-house counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(c) An opinion of Gardere Wynne Sewell LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(d) An opinion of Maples and Calder, Cayman Islands counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(e) An opinion of Baker & McKenzie, U.K. counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Certified copies of all governmental approvals, if any, necessary for each Borrower to enter into the Loan Documents to which it is party and perform its obligations thereunder.

(g) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) the resolutions of the Board of Directors of such Loan Party approving this Agreement, the other Loan Documents, and the transactions contemplated hereby, in each case evidencing any necessary company action, (ii) the name and true signature of an agent or agents of such Loan Party authorized to sign each Loan Document to which such Loan Party is a party and the other documents to be delivered hereunder, and (iii) attached true and correct copies of the Bylaws and Articles of Incorporation (or corresponding organizational documents) of such Loan Party.

(h) A certificate of the chief executive officer or the chief financial officer of the Parent certifying that (i) insurance complying with Section 5.01(d) is in full force and effect, (ii) no Material Adverse Change has occurred since December 31, 2009, (iii) no Default or Event of Default exists, (iv) all representations and warranties made by the Borrowers in Section 4.01 are correct in all material respects on and as of the date of the initial Advances (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall be correct in all material respects as of such earlier date), and (v) the annual audited financials for the fiscal year ended December 31, 2009 and the quarterly unaudited financials for the fiscal quarter ended March 31, 2010, in each case delivered to the Administrative Agent prior to the Effective Date, are true and correct copies of such financials, fairly present the financial condition of the Parent as of such dates, and were, to the best of such officer's knowledge, prepared in conformity with GAAP.

(i) Certificates of existence, good standing and qualification from appropriate state officials with respect to EII, such corresponding certificates or other documents from Cayman Islands officials or agencies as the Administrative Agent reasonably requests with respect to EOIC and Global, and such corresponding certificates or other documents from English officials or agencies as the Administrative Agent reasonably requests with respect to the Parent and EUL.

(j) Evidence of payment by the Borrowers of all fees and disbursements required to be paid by the Borrowers on the Effective Date, including the fees and expenses of counsel to the Administrative Agent, the Syndication Agents, the Co-Documentation Agents and the Joint Lead Arrangers.

(k) Evidence of appointment by each of the Parent, EUL, Global, and EOIC of CT Corporation System as its domestic process agent in accordance with Section 8.14.

(l) Such other documents, governmental certificates, conditions, agreements and lien searches as the Administrative Agent may reasonably request.

SECTION 3.02. Additional Conditions Precedent to Each Advance.  The obligation of each Bank to make any Advance shall be subject to the additional conditions precedent that on the date of such Advance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the applicable Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrowers and, to the extent any such representation or warranty relates to Global or any of its Subsidiaries, Global, that on the date of such Advance such statements are true):

(a) The representations and warranties contained in Section 4.01 are correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) on and as of the date of such Advance (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date), before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date;

(b) No event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both;

(c) There shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated thereby; and

(d) The making, borrowing, or application of the proceeds of such Advance would not result in (i) margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of the Parent and its Restricted Subsidiaries, taken as a whole, or (ii) any Borrower, any of their Subsidiaries, any Lender, or any Issuing Bank being in non-compliance with or in violation of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.03. Conditions Precedent to Each Letter of Credit.

(a) The obligation of each Issuing Bank to (i) issue each Letter of Credit, (ii) extend the expiry date thereof, or (iii) increase the amount thereof, shall be subject to the additional conditions precedent that on the date of issuance of such Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Letter of Credit and the acceptance by the applicable Borrower of the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrowers and, to the extent any such representation or warranty relates to Global or any of its Subsidiaries, Global, that on the date of issuance of such Letter of Credit such statements are true):

(i) The representations and warranties contained in Section 4.01 are correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) on and as of the date of issuance of such Letter of Credit (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date), before and after giving effect to such issuance, as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Letter of Credit, which constitutes a Default, an Event of Default or both;

(iii) There shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated thereby; and

(iv) The issuance, extension, or increase of such Letter of Credit would not result in (i) margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including all Equity Interests held in treasury) of the Parent and its Restricted Subsidiaries, taken as a whole, or (ii) any Borrower, any of their Subsidiaries, any Lender, or any Issuing Bank being in non-compliance with or in violation of Regulation T, U or X of the Federal Reserve Board.

(b) In addition to the other conditions precedent herein set forth, if any Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders (after giving effect to any reallocation under Section 2.21(a)) or by Cash Collateralization or a combination thereof.

SECTION 3.04. Determinations Under Sections 3.01, 3.02 and 3.03.  For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02 and 3.03 with respect to any Advance or Letter of Credit, each Bank shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under Section 3.01, 3.02 or 3.03 to be consented to or approved by or acceptable or satisfactory to the Banks or the Administrative Agent, unless both (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement (and, in the case of a Letter of Credit, an officer of the applicable Issuing Bank issuing such Letter of Credit responsible for the transactions contemplated by this Agreement) shall have received written notice from such Bank prior to such Advance or issuance of such Letter of Credit specifying its objection thereto and (ii) in the case of an Advance, such Bank shall not have made available to the Administrative Agent any portion of such Advance.

                        ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers.  The Parent makes each of the following representations and warranties, and, to the extent any such representation or warranty relates to any other Loan Party or any of its Subsidiaries, such other Loan Party also makes such representation or warranty:

(a) The Parent is a public limited company validly formed and validly existing under the laws of England and Wales.  Global is an exempted company validly incorporated and validly existing under the laws of the Cayman Islands.  EII is a corporation validly incorporated and validly existing under the laws of the State of Delaware.  EUL is a private limited company validly formed and existing under the laws of England and Wales.  EOIC is an exempted company validly formed and validly existing under the laws of the Cayman Islands.  Each other Material Subsidiary is duly organized or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation.  Each Borrower has all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted and to enter into and perform its obligations under the Loan Documents to which it is a party.  Each Material Subsidiary (other than the Borrowers) has all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted, except to the extent the failure to have such governmental licenses, authorizations, consents and approvals, could not reasonably be expected to have a Material Adverse Effect, and to enter into and perform its obligations under the Loan Documents to which it is a party, if applicable.

(b) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or will be a party are within such Loan Party's powers, have been duly authorized by all necessary action of such Loan Party, require, in respect of such Loan Party, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, (i) any provision of law or regulation applicable to such Loan Party, (ii) Regulation T, U or X issued by the Federal Reserve Board, (iii) its Bylaws, Memorandum and Articles of Association, Articles of Incorporation, or other organizational or governing documents, or (iv) any judgment, injunction, order, decree or agreement binding upon such Loan Party, or result in the creation or imposition of any Lien (other than a Lien created in connection with this Agreement) on any asset of such Loan Party or any of its Restricted Subsidiaries.

(c) This Agreement and each Note are, and each other Loan Document to which a Loan Party is or will be a party, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

(d) In each case, subject to Section 2.19(f):

(i) The balance sheet of the Parent as of December 31, 2009, duly certified by the chief executive officer or the chief financial officer of the Parent, copies of which have been furnished to each Bank, fairly presents in all material respects the financial condition of the Parent as of such date and such balance sheet was prepared in accordance with GAAP, except as specifically noted therein.

(ii) The unaudited balance sheet of the Parent as of March 31, 2010 and the related unaudited statements of income, cash flows and changes in stockholders' equity accounts for the period from December 31, 2009 through March 31, 2010, certified by a financial or accounting officer of the Parent, copies of which have been delivered to each Bank, fairly present in all material respects, in conformity with GAAP except as otherwise expressly noted therein, the financial position of the Parent as of such date and its results of operations and changes in financial position for such period, subject to changes resulting from audit and normal year-end adjustments.

(iii) Since December 31, 2009 through the Effective Date, there has been no Material Adverse Change.

(e) Other than as disclosed in the financial statements dated as of December 31, 2009 and March 31, 2010 and described in Sections 4.01(d)(i) and (ii), there is no action, suit, proceeding, or investigation pending against any Loan Party or any Subsidiary of a Loan Party, or to the knowledge of any Loan Party threatened against such Loan Party or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or affect the legality, validity or enforceability of the Loan Documents.

(f) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency exists that could reasonably be expected to cause a Material Adverse Effect.  Neither any Loan Party nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability exists that could reasonably be expected to cause a Material Adverse Effect.

(g) The Loan Parties and their Material Subsidiaries have filed all Federal, state and other material tax returns (or their equivalent), which to the knowledge of such Loan Party, are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns (or their equivalent) or pursuant to any assessment received by any Loan Party or any Material Subsidiary, other than those taxes contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Loan Parties and their Material Subsidiaries in respect of taxes are, in the opinion of the Parent, adequate to the extent required by GAAP.

(h) Neither the Parent nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", as those terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(i) Neither the Parent nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board).  Margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprises less than 25% of the assets (including any Equity Interests held in treasury) of the Parent and its Restricted Subsidiaries, taken as a whole.

(j) Neither the Parent nor any of its Subsidiaries is in default under or with respect to, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice or both, would constitute a default by the Parent or any of its Subsidiaries under or with respect to, any contract, agreement, lease or other instrument to which the Parent or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Effect, and no Default or Event of Default exists.

(k) The Parent and each of the Material Subsidiaries have been and are in compliance in all respects with all applicable Environmental Laws, except to the extent that failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect.  There is (1) no outstanding allegation by government officials or other third parties that the Parent or any of its Subsidiaries or any of their respective Properties is now, or at any time prior to the Effective Date was, in violation of any applicable Environmental Law, (2) no administrative or judicial proceeding pending against the Parent or any of its Subsidiaries or against any of their respective Properties pursuant to any Environmental Law, (3) no claim outstanding against the Parent or any of its Subsidiaries or against any of their respective Properties, businesses or operations which was asserted pursuant to any Environmental Law, that, in the case of all matters described in clauses (1), (2), or (3) above in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There are no facts or conditions or circumstances known to the Parent that the Parent reasonably believes could form the basis for any action, lawsuit, claim or proceeding involving the Parent or any of its Subsidiaries or their respective past or present Properties, businesses or operations relating to the Environment or Environmental matters, including any action, lawsuit, claim or proceeding arising from past or present practices or operations asserted under any Environmental Law, that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(l) The Parent and its Material Subsidiaries (i) have good, valid and indefeasible title to their respective property and to all property reflected by the balance sheet referred to in Section 4.01(d)(i) as being owned by the Parent, in each case free and clear of all Liens except Permitted Liens and (ii) maintain insurance in compliance with Section 5.01(d).

(m) Neither the Parent nor any of its Subsidiaries is a party to any agreement or instrument or subject to any restriction or any court order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n) No statement, information, exhibit, representation, warranty or report contained in any Loan Document or furnished to any of the Administrative Agent, the Syndication Agents, the Co-Documentation Agents, the Issuing Banks or any Bank in connection with or pursuant to any Loan Document or the preparation or negotiation of any Loan Document contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading when taken as a whole in light of the time and the circumstances under which such statements were made.

(o) None of the Loan Parties nor any Material Subsidiary (i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its respective properties or the conduct of its respective businesses, except such violations and failures which could not reasonably be expected to have in the aggregate (in the event that such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

(p) The Loan Parties and each of the Material Subsidiaries are qualified to own and operate the Rigs under the laws of the United States, the Bahamas, Liberia and each other jurisdiction where a Rig is flagged, as may be applicable or necessary.

(q) Each Rig (other than the barge rig known as the ENSCO 1) is classified in the highest class available for rigs or vessels of its age and type with the American Bureau of Shipping, Inc. or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any material outstanding requirements or recommendations.

(r) Each Borrower has the ability to lawfully pay solely and exclusively in US dollars the total amount which is, or may become, payable by it to the Banks under the Loan Documents to which it is a party.

(s) The obligations of each Borrower under this Agreement and the other Loan Documents to which it is a party rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Debt of such Borrower.

                               ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants.  The Parent covenants and agrees, and, to the extent applicable to any other Loan Party or any of its Subsidiaries, such other Loan Party also covenants and agrees, that so long as any Note shall remain unpaid, any Letter of Credit or any Obligation shall remain outstanding or any Bank shall have any Commitment hereunder, such Loan Party will, unless the Majority Banks shall otherwise consent in writing:

(a) Reporting Requirements.  Furnish to each Bank:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, the Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter and the Consolidated statements of earnings and cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified by the chief financial officer or chief executive officer (or their equivalent) of the Parent as having been prepared in accordance with GAAP, subject, however, to year-end audit adjustments, together with a compliance certificate of such officer, in substantially the form of Exhibit D hereto, showing in detail the calculations of the financial covenant set forth in Sections 5.02(a) for the four-quarter period ending at the end of such quarter and as at the end of such quarter, respectively;

(ii) as soon as available and in any event not later than 90 days after the end of each fiscal year of the Parent, copies of the audited Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and audited Consolidated statements of earnings and cash flows of the Parent and its Subsidiaries for such fiscal year, all certified by independent certified public accountants of recognized national standing and by the chief financial officer or chief executive officer (or their equivalent) of the Parent, together with a compliance certificate of the chief financial officer or chief executive officer (or their equivalent) of the Parent, in substantially the form of Exhibit D hereto, showing in detail the calculations of the financial covenant set forth in Sections 5.02(a) for the four-quarter period ending at the end of such year and as at the end of such year, respectively;

(iii) promptly after the sending or filing thereof, copies of all reports which the Parent sends to its shareholders as such, and copies of all reports and registration statements which the Parent or any of its Restricted Subsidiaries files with the Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission, or with any national securities exchange; provided, however, that if any such report or registration statement has been electronically filed and is readily available to the public on the Parent's website or on the website of the Securities and Exchange Commission, the Parent shall not be required to furnish a paper copy of such report or registration statement to each Bank so long as it gives each Bank notice of the availability and website location of such report or registration statement;

(iv) promptly upon the receipt thereof by the Parent or any Restricted Subsidiary of the Parent, a copy of any written form of notice, complaint, request for information under any Environmental Law, summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of the Parent or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of the Parent or any Restricted Subsidiary in excess of $30,000,000 in the aggregate, or concerning the filing of a Lien upon, against or in connection with the Parent, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

(v) Promptly after any officer of the Parent obtains knowledge thereof, notice of:

(A) any material violation of, noncompliance with, or remedial obligations under, any Environmental Law,

(B) any material release or threatened material release of Hazardous Materials affecting any property owned, leased or operated by the Parent or its Subsidiaries that the Parent or any of its Subsidiaries is compelled by the requirements of any Environmental Law to report to any governmental agency, department, board or other instrumentality,

(C) the institution of any litigation which could reasonably be expected to cause a Material Adverse Effect,

(D) any change in the Rating Category applicable from time to time, and

(E) any condition or event which, in the opinion of the Parent, could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature and period of existence thereof and specify the notice given or action taken by such Person and the nature of any such claimed default, event or condition.

(vi) as soon as possible and in any event within five Business Days after an officer of the Parent having obtained knowledge thereof, notice of the occurrence of any Event of Default or any Default, in each case continuing on the date of such notice, and a statement of the chief executive officer, chief financial officer, or treasurer (or their equivalent) of the Parent setting forth details of such Event of Default or Default and the action which the Parent has taken and proposes to take with respect thereto;

(vii) as soon as possible and in any event (A) within 30 Business Days after the Parent or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (A) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred and (B) within 10 Business Days after the Parent or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief executive officer, chief financial officer, chief accounting officer, or treasurer of the Parent describing such Termination Event and the action, if any, which the Parent or such ERISA Affiliate proposes to take with respect thereto;

(viii) promptly and in any event within five Business Days after receipt thereof by the Parent or any ERISA Affiliate, copies of each notice received by the Parent or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $50,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $50,000,000 exists;

(ix) promptly and in any event within five Business Days after receipt thereof by the Parent or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Parent or any ERISA Affiliate indicating liability in excess of $50,000,000 incurred or expected to be incurred by the Parent or any ERISA Affiliate in connection with (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;

(x) promptly after the occurrence of any event which would cause an ERISA Affiliate to create or suffer any ERISA Liabilities which could reasonably be expected to  have a Material Adverse Effect, notice thereof; and

(xi) such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request.

(b) Compliance with Laws, Payment of Taxes, Material Obligations.  (i) Comply and cause all Restricted Subsidiaries to comply with all applicable laws, rules, regulations and orders to the extent noncompliance therewith would have a Material Adverse Effect, such compliance to include the paying before the same become delinquent of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or to the extent adequate reserves are maintained by the Parent or its Restricted Subsidiaries in respect thereof in accordance with GAAP; and (ii) pay, and cause all Restricted Subsidiaries to pay, all their material obligations as and when due and payable.

(c) Use of Proceeds.  Use the proceeds of the Advances and Letters of Credit only for purposes not in violation of Section 5.02(j).

(d) Maintenance of Insurance; Contractual Indemnity.

(i) Maintain and cause the Restricted Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Parent or such Restricted Subsidiary, and that reflects customary industry practices for companies engaged in similar businesses and owning similar properties as the Parent or such Restricted Subsidiary as such customary industry practices change from time to time, with additional coverage as may be required by Governmental Requirements from time to time, including without limitation in connection with deepwater operations; provided that:

(A)           such insurance must include, without limitation, (1) protection and indemnity coverage (or equivalent) which shall include both primary and excess liability coverage (which primary and excess liability coverage shall insure against losses from any environmental claim, if available at a reasonable cost) and (2) hull and machinery coverage for all material Rig assets, which hull and machinery coverage shall provide for insured values of not less than the net book value of any such material Rig assets as reported in the most recent financial statements delivered under Section 5.01(a)(i) or 5.01(a)(ii);

(B)           self-insurance by the Parent or any Restricted Subsidiary shall not be deemed a violation of this Section 5.01(d) so long as such self-insurance is reasonable and prudent considering the Parent's and its Subsidiaries' business, properties and loss history, applicable Governmental Requirements, and applicable customary industry practices (including without limitation those in connection with deepwater operations), in each case as they change from time to time; and

(C)           the Parent may maintain its Restricted Subsidiaries' insurance on behalf of them.

(ii) Use commercially reasonable efforts to obtain indemnification provisions in each "material drilling contract" (as defined below) entered by any Loan Party or any Restricted Subsidiary pursuant to which such Loan Party or such Restricted Subsidiary and its Affiliates are indemnified against liabilities arising out of contamination or pollution (other than the discharge or release of pollutants or contaminants originating either from a Rig or on or above the surface of the water), in accordance with generally recognized industry practice prevailing in the jurisdiction or area in which any such material drilling contract is being performed; provided that if such indemnification provisions are not obtained in any such material drilling contract, or the provisions thereof otherwise fail to limit a Loan Party's or a Restricted Subsidiary's (or its Affiliate's) damages or liabilities to $20 million or less for such pollution or contamination, the Borrowers shall provide prompt written notice to Administrative Agent thereof.  As used in this Section 5.01(d)(ii), "material drilling contract" means a drilling contract to which a Loan Party or Restricted Subsidiary is a party, or which is performed or to be performed by a Loan Party or Restricted Subsidiary, (a) which utilizes or has as its subject a deepwater, semi-submersible drilling rig or drillship owned or operated by a Loan Party or Restricted Subsidiary, and (b) which is performed, in whole or in part, in water depths in excess of 1,000 feet.

(e) Preservation of Corporate Existence, Etc.  Except as permitted in Section 5.02(d), preserve and maintain its and cause the Restricted Subsidiaries to preserve and maintain their legal existence, rights (charter, if applicable, and statutory) and franchises and qualify and remain qualified as a foreign corporation or other entity in each jurisdiction in which qualification is legally required; provided that this Section 5.01(e) shall not require (i) the Parent or any Restricted Subsidiary to preserve any right or franchise if the Parent or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Restricted Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the Banks, or (ii) any Restricted Subsidiary that is not a Loan Party, and whose total assets do not exceed $50,000, to preserve its legal existence.

(f) Visitation Rights.  At any reasonable time and from time to time, after 5 Business Days' notice or, in the case of a visit to a Rig, 10 Business Days' notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, (i) to examine the records and books of account of the Parent and any of the Restricted Subsidiaries, at the principal office of the Parent or EII during normal business hours, (ii) to visit and inspect the properties of the Parent and any of the Restricted Subsidiaries, (iii) to make copies of such records and books, and (iv) to discuss the affairs, finances, and accounts of the Parent and any of the Restricted Subsidiaries with, and be advised as to the same by, any of their respective accountants, advisers, officers or directors; provided that (A) any such visit to a Rig shall be subject to the prior approval of any customer of the Parent or such Restricted Subsidiary that has contractual rights to such Rig, but the Parent and its Restricted Subsidiaries will use commercially reasonable efforts to obtain such approval, and (B) any party visiting a Rig shall execute a Mutual Hold Harmless Agreement in a form acceptable to the Parent, the Administrative Agent, and, if applicable, any such customer prior to such visit.  Such examinations, visits, inspections, copies, and discussions shall be made or held at the expense of (A) the Banks if no Default or Event of Default has occurred and is continuing and (B) the Borrowers if a Default or Event of Default has occurred and is continuing.

(g) Maintenance of Properties.  Maintain or cause to be maintained in good repair, working order and condition, but subject to reasonable wear and tear in the ordinary course of business, all properties necessary to the business of the Loan Parties and the Material Subsidiaries and from time to time make or cause to be made all appropriate repairs, renewals, and replacements thereof to the extent and in the manner useful and customary for companies in similar businesses, in each case except to the extent that failure to do so would not materially impair the operation of the Loan Parties' and their Material Subsidiaries' business.

(h) Operation of Business.  Operate, and cause each Material Subsidiary to operate, its business and properties prudently in all material respects, and (without limiting the generality of the foregoing) maintain at all times cash reserves that are prudent in light of the business and financial position of the Loan Parties and the Material Subsidiaries.

(i) Books and Records.  Maintain, and cause each of the Material Subsidiaries to maintain, adequate books and records in accordance with sound business practices and GAAP.

(j) Foreign Exchange Availability.   Each Borrower shall obtain all necessary foreign exchange approvals and comply with foreign exchange rules as required in order for such Borrower and the other Loan Parties to make payments when due under the Loan Documents.

(k) Further Assurances.  At any time and from time to time, at the Borrowers' expense, promptly execute and deliver, and cause each Restricted Subsidiary to execute and deliver, to the Administrative Agent such further instruments and documents, and take such further action, as the Administrative Agent or the Majority Banks may from time to time reasonably request, in order to further carry out the intent and purpose of the Loan Documents.

SECTION 5.02. Negative Covenants.  So long as any Note shall remain unpaid, any Letter of Credit or Obligation shall remain outstanding or any Bank shall have any Commitment hereunder, no Loan Party shall, at any time:

(a) Consolidated Debt Ratio.  Permit at any time the ratio of (i) Consolidated Debt to (ii) the sum of Consolidated Debt plus Consolidated Shareholders' Equity, to be greater than 50%.

(b) Liens.  Create, assume, incur or suffer to exist, or allow any Restricted Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any Property of the Parent or any Restricted Subsidiary, or assign or otherwise convey, or allow any Restricted Subsidiary to assign or otherwise convey, any right to receive income, other than (i) Permitted Liens and (ii) assignments or conveyances of a right to receive income between the Parent and any of its Restricted Subsidiaries or between Restricted Subsidiaries.

(c) Debt.  Permit any Restricted Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any Debt other than Permitted Debt.

(d) Mergers, Sales of Assets, Etc.

(i) Merge or consolidate with or into any Person, or permit any Restricted Subsidiary to merge or consolidate with or into any Person, unless (A) in the case of the Parent, the Parent is the surviving entity in such merger or consolidation, (B) in the case of a Borrower other than the Parent, a Borrower or the Parent is the surviving entity in such merger or consolidation, (C) in the case of a Loan Party other than a Borrower, a Loan Party is the surviving entity in such merger or consolidation, and (D) in the case of a Restricted Subsidiary other than a Loan Party, either a Loan Party or a Restricted Subsidiary is the surviving entity in such merger or consolidation; or

(ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), or permit any Restricted Subsidiary to convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets other than conveyances, transfers, leases, or other dispositions between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries;

provided that the merger or consolidation of any of ENSCO Drilling (Caribbean), Inc., ENSCO Drilling Venezuela, Inc., and ENSCO de Venezuela, S.R.L. (collectively, the "Excepted Entities") into an entity which is not the Parent or a Restricted Subsidiary, or the sale by the Parent or any Restricted Subsidiary of any of the Excepted Entities or substantially all of their assets, shall be permitted hereunder, so long as no Rigs (other than the barge rig known as the ENSCO 1) which are owned by the Parent or any of its Subsidiaries on the date of this Agreement are owned directly or indirectly by such Excepted Entity at the time of such merger, consolidation, or sale, and so long as no Debt incurred in connection with the acquisition, construction, renovation, or upgrade of any Rig that is owned by such Excepted Entity on the date of such merger, consolidation, or sale is recourse to or guaranteed by the Parent or any of its Subsidiaries.

(e) Multiemployer Plans or Multiple Employer Plans.  Except as already existing as of the date of this Agreement, create or otherwise cause or permit to exist or become effective, or permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective, any Multiemployer Plan or Multiple Employer Plan to which the Parent or any Restricted Subsidiary makes or accrues an obligation to make any contribution.

(f) Compliance with ERISA.  (i) Terminate any Plan, or permit any Restricted Subsidiary to terminate any Plan, so as to result in any liability of the Parent and the Restricted Subsidiaries to the PBGC in excess of $50,000,000, or (ii) permit to exist any occurrence of a Termination Event with respect to any Plan of the Parent or any Restricted Subsidiary for which there is an Insufficiency in excess of $50,000,000.

(g) ERISA Liabilities.  Create or suffer to exist, or permit any Restricted Subsidiary to create or suffer to exist, any ERISA Liabilities if immediately after giving effect to such ERISA Liabilities, the aggregate amount of ERISA Liabilities of the Parent and its Restricted Subsidiaries would exceed $50,000,000.

(h) Affiliate Transactions.  Make or permit any Restricted Subsidiary to make, directly or indirectly, any Investment in any Affiliate, any transfer, sale, lease or other disposition of any Property to any Affiliate, any purchase or acquisition of any Property from an Affiliate or any other arrangement or transaction directly or indirectly with or for the benefit of an Affiliate (including guaranties and assumptions of obligations of an Affiliate); provided that the Parent and any Restricted Subsidiary may enter into (i) any arrangement or other transaction with an Affiliate which are on terms and conditions as favorable to the Parent or such Restricted Subsidiary as those which would be obtained in a comparable arm's length transaction with a Person not an Affiliate, (ii) arrangements entered in the ordinary course of business with officers of the Parent, (iii) customary fees paid to members of the Board of Directors of the Parent, and (iv) any and all transactions to be undertaken between the Parent and any of its Restricted Subsidiaries or between Restricted Subsidiaries.

(i) Business.  Engage, or permit any of its Restricted Subsidiaries to engage, in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Parent and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Parent and its Subsidiaries on the Effective Date.

(j) Use of Proceeds; Margin Regulations.  Use the proceeds of any Advance or Letter of Credit (i) for any purpose other than for general corporate purposes of the Loan Parties; (ii) for any purpose which violates or results in a violation of any law or regulation or this Agreement; (iii) for any purpose which violates Regulation T, U or X of the Federal Reserve Board; (iv) to extend credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board); or (v) for any purpose which would result in margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of the Parent and its Subsidiaries, taken as a whole.

(k) Restrictions on Payment of Dividends, Etc.  Permit any of its Restricted Subsidiaries to enter into any agreement limiting the ability of any Restricted Subsidiary to pay dividends or make loans and advances to any other Restricted Subsidiary or to the Parent; provided, however, notwithstanding the foregoing prohibition contained in this clause (k), a Restricted Subsidiary shall not be prohibited from entering into an agreement which restricts or limits the ability of such Restricted Subsidiary to pay dividends or distribute or otherwise assign revenues to any Person, for purposes of securing Debt incurred by the Parent or such Restricted Subsidiary to acquire, construct, renovate, or upgrade any drilling rig or marine transportation vessel (including without limitation the Rigs) which is not owned by the Parent or any of its Subsidiaries on the Effective Date, so long as any such restriction or limitation applies only to the earnings, revenues, or cash flow of such drilling rig or marine transportation vessel (including without limitation the Rigs) acquired, constructed, renovated, or upgraded.

                            ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

(a) Any Borrower shall fail to pay (i) any principal or any interest hereunder or on any Note when due, (ii) any amount payable pursuant to Section 2.18(c) or Section 2.21(b)(i) when due or (iii) any fee or other amount due hereunder or under any other Loan Document to which it is a party for more than three Business Days after such fee or other amount becomes due and payable; or

(b) Any Loan Party (other than a Borrower) shall fail to pay any amount payable by it under any Loan Document to which it is a party for more than three Business Days after such amount becomes due and payable; or

(c) Any representation or warranty made by any Loan Party (or any of its respective officers, agents or representatives) (including representations and warranties deemed made pursuant to Section 3.02 or Section 3.03) under or in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed made; or

(d) Any Loan Party (i) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained in Section 5.01(c), (e), (g), or (i), and such failure shall remain unremedied for 30 days after the earlier of (x) the date an officer of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the Administrative Agent at the request of any Bank; (ii) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained in Section 5.01(f), and such failure shall remain unremedied for 5 Business Days after the earlier of (x) the date an officer of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the Administrative Agent at the request of any Bank; or (iii) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained herein or in any other Loan Document that is not covered by Section 6.01(a), Section 6.01(b) or clause (i) or clause (ii) of this Section 6.01(d); or

(e) The Parent or any of its Subsidiaries shall (i) fail to pay any principal of or premium or interest on any Debt which is outstanding in the principal amount of at least $50,000,000 in the aggregate, of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any Debt which is outstanding in the principal amount of at least $50,000,000 or permit or suffer any other event to occur or condition to exist under any agreement or instrument relating to any such Debt, and such default or other event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate, or to permit the acceleration of, the maturity of such Debt or require such Debt to be prepaid prior to the stated maturity thereof; or

(f) Any Loan Party or any of the Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of the Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or any Loan Party or any of the Material Subsidiaries shall take any action to authorize any of the actions set forth above in this subsection (e); or

(g) Any judgment, decree or order for the payment of money in excess of $50,000,000 shall be rendered against any Loan Party or any of the Material Subsidiaries and remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any Termination Event as defined in clause (b), (d) or (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Parent by the Administrative Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $50,000,000; or

(i) Any Loan Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $10,000,000 in any year; or

(j) Any Loan Party shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Effective Date by an amount exceeding $50,000,000 in the aggregate; or

(k) A Change of Control occurs;

(l) Any event occurs creating any ERISA Liabilities which could reasonably be expected to have a Material Adverse Effect and such event is not cured within 30 days from the occurrence of such event; or

(m) The Credit Agreement, any Guaranty, or any Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of the Credit Agreement, any Guaranty, or any Note;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, declare the obligation of each Issuing Bank to issue Letters of Credit to be terminated and the obligation of each Bank to make Advances to be terminated, whereupon each such obligation and all of the Commitments shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, declare the Obligations to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are hereby expressly waived by each Borrower, and (iii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, and in addition to each Issuing Bank's continuing right to demand payment of all Demand Loans, demand payment of the maximum amount remaining available to be drawn under then outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder), and immediately upon the making of such demand by the Administrative Agent, the Borrowers shall pay to the Administrative Agent such amount so demanded to be held as Cash Collateral for the Letter of Credit Liabilities; provided that in the event of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code, (a) the obligation of each Issuing Bank to issue Letters of Credit, the obligation of each Bank to make its Advances and all of the Commitments shall automatically be terminated and (b) the Obligations and the maximum amount remaining available to be drawn under then outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS
SECTION 7.01. Appointment and Authority.  Each Bank hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Administrative Agent Individually.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b) Each Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information (other than information required to be delivered by the Administrative Agent to the Banks pursuant to this Agreement) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Banks that are not members of the Agent’s Group.  None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required and provide such notifications as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Banks.

(c) Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder and under the other Loan Documents).  Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary or equitable duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account, except that the Administrative Agent shall perform all of its obligations that are expressly required by this Agreement or any other Loan Document to which it is a party.

SECTION 7.03. Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent's duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Parent or any Bank shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any "know your customer" or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Bank shall not have made available to the Administrative Agent such Bank’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 7.06. Non-Reliance on Administrative Agent and Other Banks.

(a) Each Bank confirms to the Administrative Agent, the Issuing Banks, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Issuing Banks, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Issuing Banks, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, the Issuing Banks, any other Bank or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; provided that this Section 7.06(b)(iv) shall not affect any express obligations of Administrative Agent, any Issuing Bank, or any Bank under this Agreement to provide notices or information.
.
SECTION 7.07. Indemnification.  The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them (or if no principal of the Notes is at the time outstanding or if any principal of the Notes is held by any Person which is not a Bank, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding (or if any principal of the Notes is held by any Person which is not a Bank) and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (expressly including any such claim, damage, loss, liability or expense attributable to the ordinary, sole or contributory negligence of such indemnified party, but excluding any such claim, damage, loss, liability or expense attributable to the gross negligence or willful misconduct of the Administrative Agent).  it is the intent of the parties hereto that the Administrative Agent shall, to the extent provided in this Section 7.07, be indemnified for its own ordinary, sole or contributory negligence.  Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for such Bank's ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 7.08. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Syndication Agents, Co-Documentation Agents, Joint Lead Arrangers or Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Bank hereunder.

SECTION 7.09. Resignation by the Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Parent and the Banks.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Parent, to appoint a successor, which shall be a commercial bank or trust company reasonably acceptable to the Parent.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Administrative Agent may on behalf of the Majority Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Majority Banks, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Bank Appointment Period notify the Parent and the Majority Banks that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

           (b)           Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Parent and the Majority Banks otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 7.10. Issuing Banks' Reliance, Etc.  None of the Issuing Banks nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct.  No Issuing Bank shall have, by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended or shall be so construed as to impose upon it any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein.  Without limitation of the generality of the foregoing, each Issuing Bank: (i) may treat the payee of any Note as the holder thereof until it receives and executes an Assignment and Acceptance entered into by the Bank that is payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.06, (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith on the part of the Borrowers or any other Person or to inspect the property (including the books and records) of the Borrowers or any other Person; (v) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; and (vi) shall incur no liability under or in respect of any Loan Document, except for its own gross negligence or willful misconduct, by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, cable or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.

SECTION 7.11. Issuing Banks and Their Affiliates.  With respect to its Commitment, the Advances made by it and the Notes issued to it, each Bank which is also an Issuing Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not an Issuing Bank; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include any Bank serving as an Issuing Bank in its individual capacity.  Any Bank serving as an Issuing Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Parent, any of its Subsidiaries and any Person who may do business with or own securities of the Parent or any of its Subsidiaries, all as if such Bank were not an Issuing Bank and without any duty to account therefor to the Banks.

SECTION 7.12. Resignation by an Issuing Bank.  (a) Any Issuing Bank may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving 15 Business Days' prior written notice to the Administrative Agent, the Parent, each other Issuing Bank and the Banks.  Such resignation shall take effect upon the appointment of a successor Issuing Bank pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation, the Majority Banks shall have the right to appoint a successor Issuing Bank which shall be a commercial bank or trust company reasonably acceptable to the Parent.

(c)           If a successor to a resigning Issuing Bank shall not have been so appointed within such 15 Business Day period, the resigning Issuing Bank, with the consent of the Parent (which consent will not be unreasonably withheld), shall have the right to then appoint a successor Issuing Bank who shall serve as an Issuing Bank until such time, if any, as the Majority Banks appoint a successor Issuing Bank as provided above.

(d)           If no successor Issuing Bank has been appointed pursuant to clause (b) or (c) above and shall have accepted such appointment by the 20th Business Day after the date such notice of resignation was given by the resigning Issuing Bank, the resigning Issuing Bank's resignation shall become effective.

(e)           After any Issuing Bank's resignation hereunder as Issuing Bank, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Agreement.

(f)           In addition to the foregoing, if a Bank becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, any Issuing Bank may, upon prior written notice to the Parent and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York time on a date specified in such notice (which date may not be less than three Business Days after the date of such notice); provided that such resignation by such Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Bank under this Agreement with respect to any such outstanding Letter of Credit or otherwise to any Issuing Bank.

SECTION 7.13. Syndication Agents, Co-Documentation Agents, Joint Lead Arrangers, Joint Book Managers, Etc.  The Syndication Agents, Joint Lead Arrangers, Joint Book Managers, and Co-Documentation Agents have no duties or obligations under this Agreement.  None of the Syndication Agents, Joint Lead Arrangers, Joint Book Managers, or Co-Documentation Agents shall have, by reason of this Agreement or the Notes, a fiduciary relationship in respect of any Bank or the holder of any Note, and nothing in this Agreement or the Notes, express or implied, is intended or shall be construed to impose on any such agent or arranger any obligation in respect of this Agreement or the Notes.

SECTION 7.14. Removal of Administrative Agent.  Anything herein to the contrary notwithstanding, if at any time the Majority Banks determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Majority Banks may by notice to the Parent and such Person remove such Person as Administrative Agent and, in consultation with the Parent, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date three Business Days after the giving of such notice by the Majority Banks (regardless of whether a replacement Administrative Agent has been appointed).

SECTION 7.15. Cure of Defaulting Lender.  If the Parent, the Administrative Agent and the Issuing Banks agree in writing in their discretion that a Bank that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21), such Bank will, to the extent applicable, purchase such portion of outstanding Advances and Letter of Credit Liabilities of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Extensions of the Banks to be on a pro rata basis in accordance with their respective Commitments, whereupon such Bank will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Extension of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Bank was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Lender or Potential Defaulting Lender.

                               ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.  No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Banks affected thereby, do any of the following: (a) waive any of the conditions specified in Article III, (b) increase or extend any Commitment of any Bank or subject any Bank to any additional obligation, (c) forgive or reduce the pricing of, principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) take any action which requires the signing of all the Banks pursuant to the terms of any Loan Document, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under any Loan Document, (g) amend this Section 8.01, (h) release the Guaranties, and (i) modify Section 2.14(a) or any provision of Section 2.15(a) that deals with the ratable treatment of the Banks; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Banks under any Loan Document, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document.  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments, waivers, determinations, consents, or notifications hereunder or under any other Loan Document, and the Commitment, outstanding Advances, and other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Majority Banks or all of the Banks, as required, have approved any such amendment, waiver, determination, consent, or notification (and the definition of “Majority Banks” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment, waiver, determination, consent, or notification that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.  If a Defaulting Lender's consent to an amendment, waiver, determination, consent, or notification is required pursuant to this Section 8.01 or any other provision in the Loan Documents, and such Defaulting Lender has failed to respond to a written request from the Administrative Agent to approve such waiver, amendment, determination, consent, or notification for 30 days after such Defaulting Lender's receipt of such request, such Defaulting Lender will be deemed to have approved such amendment, waiver, determination, consent, or notification.

SECTION 8.02. Notices, Etc.

(a) All notices, demands, requests, consents and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail), and mailed, telecopied, or delivered, if to the Parent, at the address or telecopier number set forth below:

Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
Attn:  Chief Financial Officer
Telephone:  44 (0) 207 659 4600
Facsimile:  44 (0) 207 409 0399

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:                      214-397-3000
Fax:           214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

without limiting the provisions of Section 2.20, if to EII, at the address or telecopier number set forth below:

                                                ENSCO International Incorporated
500 N. Akard, Suite 4300
Dallas, TX 75201-3331
Attn:  General Counsel
Phone: (214) 397-3000
Fax: (214) 397-3371
Email: cmoomjian@enscoplc.com

with a copy to:

ENSCO Treasury Department
Attn:  Treasurer
500 North Akard, Suite 4300
Dallas, Texas  75201-3331
Telephone:  214-397-3000
Facsimile:  214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

without limiting the provisions of Section 2.20, if to EUL, at the address or telecopier number set forth below:

                                                ENSCO Universal Limited
c/o Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
Telephone:  44 (0) 207 659 4600
Facsimile:  44 (0) 207 409 0399

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:                      214-397-3000
Fax:           214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

without limiting the provisions of Section 2.20, if to EOIC, at the address or telecopier number set forth below:

ENSCO Offshore International Company
c/o its Registered Office
Trident Trust Company (Cayman) Limited
P. O. Box 847
One Capital Place
Grand Cayman
Cayman Islands, BWI
Phone:       345-949-0880
Fax:           345-949-0881

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:                      214-397-3000
Fax:           214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

if to Global, at the address or telecopier number set forth below:

ENSCO Global Limited
c/o its Registered Office – Maples Corporate Services Limited
P.O. Box 309
Ugland House
Grand Cayman
KY1-1104, Cayman Islands
Fax:           345-949-8080

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:       214-397-3000
Fax:           214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

if to any Bank or Issuing Bank, at its address for notices in such capacity indicated on Schedule II; if to the Administrative Agent, at its address or telecopier number set forth below:

Citibank, N.A.
1615 Brett Road
OPS III
New Castle, DE  19720
Attention:  Charles Huester
Telephone:  302-323-3188
Facsimile:    212-994-0961
Email:  charles.huester@citi.com

With a copy to:

Citibank, N.A.
388 Greenwich Street, 34th Floor
New York, NY 10013
Attention:  Robert Malleck
Telephone:  (212) 816-5435
Facsimile:   (212) 816-5429
Email:  robert.malleck@citi.com

And, for Notices of Letter of Credit, with an email copy to:

Citibank, N.A.
Attention:  Elizabeth O'Hagan
Email:   elizabeth.ohagan@citigroup.com

or, as to the Loan Parties, the Administrative Agent, or the Issuing Banks, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Parent, the Administrative Agent, and the Issuing Banks.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.03 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) subject to the limitations or exclusions upon those forms of Communications that may not be transmitted by means of Approved Electronic Communications, and other than any notice given to the Parent of an assignment under Section 8.06(a) (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile), if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent or the Issuing Banks pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent or the Issuing Banks.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Parent.  Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Bank to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner.

SECTION 8.03. No Waiver; Remedies.  No failure on the part of any Bank, any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnity.  (a) The Borrowers agree to pay on demand, (i) all reasonable costs and expenses of the Administrative Agent, the Syndication Agents, and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered under the Loan Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to preparation, execution and delivery of the Loan Documents and the satisfaction of the matters referred to in Section 3.01, and the reasonable costs and expenses of the Issuing Banks in connection with any Letter of Credit, and (ii) all legal and other costs and expenses, if any, of the Administrative Agent, the Issuing Banks and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents or incurred in connection with any workout, restructuring or bankruptcy.

(b)           If any payment or purchase of principal of, or Conversion of, any LIBOR Advance or LIBOR Borrowing is made other than on the last day of an Interest Period relating to such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.07(f), 2.08, 2.09, 2.10, 2.11, 2.13, 2.16, or 2.19 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrowers shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses (other than taxes, which are dealt with in Section 2.13) which it may reasonably incur as a result of such payment, purchase or Conversion, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance.

(c)           The Borrowers agree, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent, the Issuing Banks, the Joint Lead Arrangers, the Joint Book Managers, the Syndication Agents, Co-Documentation Agents, each Bank and each other agent, arranger and manager and each of their respective Affiliates, directors, officers, employees and agents (collectively, "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel and claims, damages, losses, liabilities and expenses relating to environmental matters, but excluding taxes, which are dealt with in Section 2.13) (collectively, "Losses") for which any of them may become liable or which may be incurred by or asserted against an Indemnified Party, in each case arising out of, related to or in connection with (i) any transaction in which any proceeds of all or any part of the Advances are applied, (ii) breach by a Loan Party of any Loan Document, (iii) violation by the Parent or any of its Subsidiaries of any Environmental Law or any other law, rule, regulation or order, (iv) any Lien granted pursuant to any Loan Document, (v) ownership by any Indemnified Party of any property following foreclosure (or similar action) under any of the Loan Documents, to the extent such Losses arise out of or result from (x) any Hazardous Materials located in, on or under the property of the Parent or any Subsidiary on the date of such foreclosure (or similar action) or (y) operation of any such property on or before the date of such foreclosure (or similar action), including Losses which are imposed upon Persons under any Environmental Law solely by virtue of ownership, (vi) any Indemnified Party's being deemed an operator of any property of the Parent or any of its Subsidiaries by a court or other Person, to the extent such Losses  arise out of or result from any Hazardous Materials located in, on or under any such property, or (vii) any investigation, litigation, or proceeding, whether or not any Indemnified Party is a party thereto, related to or in connection with any of the foregoing or any Loan Document (expressly including any such losses attributable to the ordinary, sole or contributory negligence or strict liability of such indemnified party, but excluding any such losses attributable to the gross negligence or willful misconduct of such indemnified party).  It is the intent of the parties hereto that each indemnified party shall, to the extent provided in this Section 8.04(c), be indemnified for their own ordinary, sole or contributory negligence and their own strict liabilities.

(d)           None of the Indemnified Parties shall be liable to any Borrower for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by any Indemnified Party of any of its obligations hereunder.  No Borrower shall be liable to the Administrative Agent or the Banks for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by a Borrower of any of its obligations hereunder.

SECTION 8.05. Right of Set-Off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Bank agrees promptly to notify such Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

SECTION 8.06. Assignments and Participations.  (a)  Each Bank may, in accordance with applicable law, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (including the Letter of Credit Liabilities held by the assigning Bank pursuant to Section 2.18), (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, the sum of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (and in increments of $1,000,000 in excess thereof), (iii) each such assignment shall be to an Eligible Assignee, (iv) the consent of the Administrative Agent and, if no Event of Default exists, the Parent (such consent not to be unreasonably withheld) shall be required unless such assignment is to a Bank or an Affiliate of a Bank; provided however, that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile), and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for recording by the Administrative Agent in the Register, an Assignment and Acceptance, together with any Notes then held by such assigning Bank and any Notes then held by such assignee and a processing and recordation fee of $3,500.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of such Bank shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a party hereto), and (z) unless the Parent in its sole discretion otherwise consents, no such assignee shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than the assigning Bank would have been entitled to receive with respect to the rights assigned to such assignee, except as a result of circumstances arising after the date of such assignment.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(b)           By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other Person or the performance or observance by any Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Issuing Banks, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (ix) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c)           The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of and the principal amount of the Advances owing to, each Bank from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Notes then held by such assigning Bank and any Notes then held by such assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile) to the Borrowers.  Within five Business Days after its receipt of such notice, an authorized officer of each Borrower shall execute and deliver to the Administrative Agent (i) in exchange for any surrendered Notes a new Note payable to the order of such Eligible Assignee (if a new Note is requested by such Eligible Assignee) in an amount equal to its Commitment after giving effect to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank (if an new Note is requested by the assigning Bank) in an amount equal to the Commitment retained by it hereunder (such new Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, if any, shall be dated the effective date of such Assignment and Acceptance, shall be properly completed and shall otherwise be in substantially the form of Exhibit B).

(e)           Each Bank, in accordance with applicable law, may sell participations to one or more banks or other entities (other than the Parent or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments, the Advances owing to it and the Note held by it); provided that (i) such Bank's obligations under this Agreement (including its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the terms of any such participation shall not restrict such Bank's ability to make any amendment or waiver of this Agreement or any Note or such Bank's ability to consent to any departure by a Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) unless the Parent in its sole discretion otherwise consents, no such participant shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than such Bank would have been entitled to receive with respect to the rights assigned to such participant by such Bank except as a result of circumstances arising after the date of such participation to the extent that such circumstances affect other Banks and participants generally, and (vii) each participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall provide to the Administrative Agent and the Parent a U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the U.S. Internal Revenue Service, duly completed and certifying that such participant is fully exempt from United States withholding taxes with respect to all payments to be made to such participant under such participation agreement, or other documents satisfactory to the Parent and the Administrative Agent indicating that all payments to be made to such participant under such participation agreement are fully exempt from such withholding taxes, and neither the Borrowers nor the Administrative Agent shall have any obligation to pay to any participant any taxes, penalties, interest or other expenses, costs and losses incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of such participant to obtain such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such participant.

(f)           Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers or any of their Affiliates furnished to such Bank by or on behalf of the Borrowers or any of their Affiliates; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with Section 8.09.

(g)           Notwithstanding any other provision set forth in this Agreement, any Bank may at any time (i) create a security interest in all or any portion of its rights under the Loan Documents (including the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board and (ii) upon notice to the Borrowers and the Administrative Agent, assign all or any portion of its rights and obligations under the Loan Documents to any of its Affiliates.

(i)           Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.07. Governing Law; Entire Agreement.  This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York.  This Agreement, the Notes, the other Loan Documents and any fee letter pertaining hereto accepted by the Parent constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 8.08. Interest.  It is the intention of the parties hereto that the Administrative Agent, the Issuing Banks and each Bank shall conform strictly to usury laws applicable to it, if any.  Accordingly, if the transactions with the Administrative Agent, any Issuing Bank or any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or any other agreement entered into in connection with this Agreement or the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by the Administrative Agent, any Issuing Bank or such Bank, as the case may be, under the Notes, this Agreement or under any other agreement entered into in connection with this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the Administrative Agent, any Issuing Bank or such Bank, as the case may be, be applied on the principal amount of the obligations owed to the Administrative Agent, such Issuing Bank or such Bank, as the case may be, by the Loan Parties or refunded by the Administrative Agent, such Issuing Bank or such Bank, as the case may be, to the applicable Loan Party, and (b) in the event that the maturity of any Note or other obligation payable to the Administrative Agent, any Issuing Bank or such Bank, as the case may be, is accelerated or in the event of any permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent, such Issuing Bank or such Bank, as the case may be, may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to the Administrative Agent, such Issuing Bank or such Bank, as the case may be, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the Administrative Agent, such Issuing Bank or such Bank, as the case may be, be credited by the Administrative Agent, such Issuing Bank or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent, such Issuing Bank or such Bank, as the case may be, by the Loan Parties or refunded by the Administrative Agent, such Issuing Bank or such Bank, as the case may be, to the applicable Loan Party.

SECTION 8.09. Confidentiality.  Each of the Administrative Agent, the Banks and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.
For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Bank or any Issuing Bank on a non-confidential basis prior to disclosure by the Parent or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.10. Treatment of Information.

(a) Certain of the Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”).  Other Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Bank acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Bank, by participating in any conversations or other interactions with a Bank or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Bank may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Bank has or has not limited its access to Restricting Information, such Bank’s policies or procedures regarding the safeguarding of material, nonpublic information or such Bank’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Bank or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Bank.

(b) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Banks whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Banks to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.09) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Banks and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Bank or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Bank that may decide not to take access to Restricting Information.  Nothing in this Section 8.10 shall modify or limit a Bank’s obligations under Section 8.09 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Bank acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Bank agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Bank’s administrative questionnaire provided to and in a form supplied by the Administrative Agent.  Each Bank agrees to notify the Administrative Agent from time to time of such Bank’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)  Each Bank acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Banks generally.  Each Bank that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Banks may have access to Restricting Information that is not available to such electing Bank.  None of the Administrative Agent nor any Bank with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Bank or to use such Restricting Information on behalf of such electing Bank, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 8.10 are designed to assist the Administrative Agent, the Banks and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Banks express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Banks hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party's or Bank’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Bank with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Banks and each Loan Party assumes the risks associated therewith.

SECTION 8.11. USA Patriot Act Notice.  Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

SECTION 8.12. Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Banks hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

SECTION 8.13. Consent to Jurisdiction.  Each Loan Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any action or proceeding brought by the Administrative Agent, any Bank, or any Issuing Bank arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment.  Each Loan Party hereby agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Loan Party agrees that any action or proceeding brought by Parent or any of its Subsidiaries against the Administrative Agent, any Bank, any Issuing Bank, or their Affiliates arising out of or relating to any Loan Documents shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Bank or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in any court of competent jurisdiction, including the jurisdictions of incorporation of any Loan Party not incorporated in the United States.

SECTION 8.14. Appointment of Process Agent.  Each of the Parent, EUL, Global, and EOIC hereby appoints, and shall maintain the appointment of, CT Corporation System (the "Process Agent"), with an office on the Effective Date at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing by certified mail a copy of such process to the Parent, EUL, Global, or EOIC, as applicable, in care of the Process Agent at the Process Agent's above address, with a copy to the Parent, EUL, Global, or EOIC, as applicable, at its address specified herein, and each of the Parent, EUL, Global, and EOIC hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each of the Parent, EUL, Global, and EOIC also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.  Each of the Parent, EUL, Global, and EOIC agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section shall affect the right of any Bank or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Bank or the Administrative Agent to bring any suit, action or proceeding against each of the Parent, EUL, Global, and EOIC or its property in the courts of other jurisdictions.

SECTION 8.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.16. Waiver of Immunity. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 8.17. Waiver of Consequential Damages.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN SECTION 8.13 ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, OR ANY BANK OF ANY RIGHT TO RECEIVE FULL PAYMENT OF ALL OBLIGATIONS OWED BY ANY BORROWER UNDER THE LOAN DOCUMENTS.

SECTION 8.18. Posting of Approved Electronic Communications.

(a) Each of the Banks and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Banks by posting such Approved Electronic Communications on IntraLinks™, Debt Domain, or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Banks and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 8.19. Margin Stock.  Each Bank and each Issuing Bank hereby represents to the other Banks, Issuing Banks, and Administrative Agent that it is not relying on margin stock as collateral in extending, issuing, or maintaining any Advance or Letter of Credit.

SECTION 8.20. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.21. Domicile of Loans.  Each Bank may transfer and carry its loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank provided that no Bank shall be relieved of its Commitment as a result thereof.

SECTION 8.22. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Loan Parties, the Issuing Banks and the Administrative Agent and when the Administrative Agent shall have, as to each Bank, either received a copy of a signature page hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by each Borrower, the Administrative Agent, each Issuing Bank and each Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Bank.

SECTION 8.23. Amendment and Restatement.  This Agreement represents an amendment and restatement of the Existing Credit Agreement.  Any indebtedness under the Existing Credit Agreement continues under this Agreement, and the execution of this Agreement does not indicate a payment, satisfaction, novation, or discharge thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS AND GUARANTORS:

ENSCO PLC, as a Borrower and a Guarantor

By:  /s/ Michael B. Howe
Name:  Michael B. Howe
Title:     Treasurer

ENSCO INTERNATIONAL INCORPORATED, as a Borrower and a Guarantor

By:  /s/ Robert O. Isaac
Name:  Robert O. Isaac
Title:     Vice President and Assistant Secretary

ENSCO UNIVERSAL LIMITED, as a Borrower

By:  /s/ James W. Swent III
Name:  James W. Swent III
Title:     Director & Secretary

ENSCO OFFSHORE INTERNATIONAL
COMPANY, as a Borrower

By:  /s/ Tom L. Rhoades
Name:  Tom L. Rhoades
Title:     Assistant Treasurer

ENSCO GLOBAL LIMITED, as a Guarantor

By:  /s/ Tom L. Rhoades
Name:  Tom L. Rhoades
Title:     Treasurer & Director

ADMINISTRATIVE AGENT:

CITIBANK, N.A., as Administrative Agent

By:  /s/ Robert H. Malleck
Name: Robert H. Malleck
Title:   Vice President

BANKS AND ISSUING BANKS:

CITIBANK, N. A., as a Bank and an Issuing Bank By: /s/ Robert H. Malleck Name: Robert H. Malleck Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Bank and an Issuing Bank

By:  /s/ Barry Parks
Name:  Barry Parks
Title:     Director

DNB NOR BANK ASA, as a Bank and an Issuing Bank By: /s/ Barbara Gronquist Name: Barbara Gronquist Title: Senior Vice President By: /s/ Stian Lovseth Name: Stian Lovseth Title: Vice President

THE BANK OF TOKYO MITSUBISHI UFJ,
LTD., as a Bank

By:  /s/ Stephen Small
Name:  Stephen Small
Title:     Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank
By:  /s/ William S. Edge III
Name:  William S. Edge III
 Title:      Managing Director

BARCLAYS BANK PLC, as a Bank

By:  /s/ Jonathan Wilson
Name:  Jonathan Wilson
Title:     Relationship Director

BANK OF AMERICA, N.A., as a Bank

By:  /s/ Gabe Gomez
Name:  Gabe Gomez
Title:     Vice President

BANK OF SCOTLAND PLC, as a Bank

By:  /s/ Julia R. Franklin
Name:  Julia R. Franklin
Title:    Assistant Vice President

COMPASS BANK, as a Bank

By:  /s/ Stuart Murray
Name:  Stuart Murray
Title:     Senior Vice President

DEUTSCHE BANK AG NEW YORK
BRANCH, as a Bank

By:  /s/ Anca Trifan
Name:  Anca Trifan
Title:     Managing Director

              By:  /s/ Yvonne Tilden
              Name: Yvonne Tilden
              Title: Director

MIZUHO CORPORATE BANK (USA), as a Bank

By:  /s/ Leon Mo
Name:  Leon Mo
Title:     Senior Vice President

NATIXIS, as a Bank

By:  /s/ Louis P. Laville, III
Name:  Louis P. Laville, III
Title:     Managing Director

By:  /s/ Liana Tchernysheva
Name:  Liana Tchernysheva
Title:     Director

SCHEDULE I

PRICING GRID

Rating Category:	Level I	Level II	Level III	Level IV	Level V
	A/A2 or Better	A-/A3	BBB+/ Baa1	BBB/ Baa2	BBB-/ Baa3 or lower
Applicable Margin for Base Rate Advances:	0.50%	0.75%	1.00%	1.25%	1.50%
Applicable Margin for LIBOR Advances:	1.50%	1.75%	2.00%	2.25%	2.50%
Commitment Fee:	0.15%	0.20%	0.25%	0.35%	0.50%

SCHEDULE II
APPLICABLE LENDING OFFICES;
ADDRESSES FOR NOTICE
Bank	Domestic Lending Office	Eurodollar Lending Office	Addresses for Notice (including email addresses)
Citibank, N.A.	1615 Brett Road, OPS III New Castle, Delaware 19720	1615 Brett Road, OPS III New Castle, Delaware 19720
Credit Contact:
Robert Malleck
388 Greenwich St., 34th Floor
New York, NY 10013
Tel: 212-816-5435
Fax: 212-816-5429

Administrative Contact:
Charles Huester
1615 Brett Road
OPS III
New Castle, DE  19720
  Tel:  302-323-3188
Fax:  212-994-0961

Issuing Bank Contact:
Elizabeth O'Hagan
388 Greenwich St, 23rd Floor
New York, NY 10013
Tel: (212) 816-5448
Fax: (646) 291-1881

Wells Fargo Bank, National Association	1000 Louisiana, 9th Floor Houston, Texas 77002	1000 Louisiana, 9th Floor Houston, Texas 77002
Credit Contact:
Michael Janak / Barry Parks
1000 Louisiana, 9th Floor
Houston, Texas 77002
Tel: 713-319-1924 / 1957
Fax: 713-739-1087

Administrative Contact:
Elizabeth Yowell
1740 Broadway MAC C7300-059
Denver, CO 80274
Tel: 303-863-5114
Fax: 303-863-2729

Issuing Bank Contact:
Elizabeth Yowell
1740 Broadway MAC C7300-059
Denver, CO 80274
Tel: 303-863-5114
Fax: 303-863-2729

DnB NOR Bank ASA	200 Park Avenue New York, New York 10166	200 Park Avenue New York, New York 10166
Credit Contact:
Stian Lovseth / Barbara Gronquist
200 Park Avenue, 31st Floor
New York, New York 10166
Tel:  (212) 681-3860 / 3859
Fax: (212) 681-3900

Administrative Contact:
Marybelle Ortiz / Carol-Jeanne Kavanagh
200 Park Avenue, 31st Floor
New York, New York 10166
  Tel: (212) 681-3848 / 3822
  Fax: (212) 681-4123

Issuing Bank Contact:
Marybelle Ortiz
200 Park Avenue, 31st Floor
New York, New York 10166
  Tel: (212) 681-3848
  Fax: (212) 681-4123

The Bank of Tokyo Mitsubishi UFJ, Ltd.	1251 Avenue of the Americas NY, NY 10020-1104	1251 Avenue of the Americas NY, NY 10020-1104
Credit Contact:
John McIntyre
1100 Louisiana St., Ste. 2800
Houston, TX  77002
Tel: 713-655-3869
Fax: 713-658-0116

Administrative Contact:
Janet Persaud
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104
Tel: 201-413-8948
Fax: 201-521-2304

HSBC Bank USA, National Association	452 Fifth Avenue 8th Floor New York, NY 10018	452 Fifth Avenue 8th Floor New York, NY 10018
Credit Contact:
Mercedes Ahumada/Nadelina A Naydenova
452 Fifth Avenue T-8
New York, NY 10018
Tel: 212-525-5346/5394
Fax: 212-525-1839/6581

Administrative Contact:
Amy Hammond
1 HSBC Center, 26th Floor
Buffalo, NY 14203
Tel: 716-841-4147
Fax: 716-841-0269

Barclays Bank PLC	Union Plaza, 1 Union Wynd Aberdeen Scotland AB10 1SL	N/A
Credit Contact:
Angela Yule/Jonathan Wilson
Union Plaza
1 Union Wynd
Aberdeen AB10 1SL
Tel: 0044122481-6211/6204
Fax: 00441224816229

Administrative Contact:
Aloysius Lai
3 Church Street
#10-00 Samsung Hub
Tel: +6563082627
Fax: +442077736811

Bank of America, N.A.	901 Main Street, 14th Floor Dallas, TX 75202-3714	901 Main Street, 14th Floor Dallas, TX 75202-3714
Credit Contact:
Gabe Gomez
700 Louisiana, 8th Floor
Houston, TX 77002
Tel: 713-247-7269
Fax: 713-247-7286

Administrative Contact:
Susheel Kumar Jaiswal
2001 Clayton Rd, Bldg B
Concord, CA 94520
Tel: 415-436-3695 ext. 64344
Fax: 972-728-9506

Bank of Scotland plc	1095 Avenue of the Americas New York, NY 10036	1095 Avenue of the Americas New York, NY 10036
Credit Contact:
Michael Meiss/Iris Miller
One City Centre
1021 Main Street, Suite 1370
Houston, TX 77002
Tel: 832-200-9866/9855
Fax: 713-651-9714

Administrative Contact:
Victoria McFadden, Elizabeth Taduran, Winnie Yan and Sarah O'Connor
1095 Avenue of the Americas, 35th Floor
New York, NY 10036
Tel: 212-450-0876, 0845, 0874, 0856
Fax: 212-479-2807

Compass Bank	8080 N. Central Expressway, #250 Dallas, TX 75206	8080 N. Central Expressway, #250 Dallas, TX 75206
Credit Contact:
Randall Morrison
8080 N. Central Expressway #250
Dallas, TX 75206
Tel: 214-890-8695
Fax:

Administrative Contact:
Darlene Williams
8080 N. Central Expressway, Ste. 120
Dallas, TX 75206

Tel: 214-346-2797
Fax: 866-984-8668

Deutsche Bank AG New York Branch	60 Wall Street New York, NY 10005	60 Wall Street New York, NY 10005
Credit Contact:
LeAnne Chen
60 Wall Street, Floor 44
New York, NY 10005
Tel: 212-250-6665
Fax: 212-553-2477

Administrative Contact:
Lee Joyner
5022 Gate Parkway Suite 100
Jacksonville, FL 32256
Tel: 904-527-6438
Fax: 866-240-3622

Mizuho Corporate Bank (USA)	1251 Avenue of the Americas New York, N.Y. 10020-1104	1251 Avenue of the Americas New York, N.Y. 10020-1104
Credit Contact:
Sandy Manticof/Azlan Ahmad
1251 Avenue of the Americas
New York, N.Y. 10020-1104
Tel: 212-282-3230/3414
Fax: 212-282-4488

Administrative Contact:
Dina Kalnitsky/Hyunsook Hwang
1800 Plaza Ten
Harborside Financial Ctr
Jersey City, N.J. 07311
Tel: 201-626-9414/9416
Fax: 201-626-9944

Natixis	333 Clay Street, Suite 4340 Houston, TX 77002	333 Clay Street, Suite 4340 Houston, TX 77002
Credit Contact:
Carlos Quinteros
333 Clay Street, Suite 4340
Houston, TX 77002
Tel: 713-759-9495
Fax: 713-571-6167

Administrative Contact:
Joseph Brandariz
333 Clay Street, Suite 4340
Houston, TX 77002
Tel: 212-583-4914
Fax: 713-583-7745

SCHEDULE III

EXISTING LETTERS OF CREDIT

None.

SCHEDULE IV

EXISTING LIENS

Debtor	Secured Party	Jurisdiction of Filing	Date of Filing	Type of Lien or Reference No.	Description of Collateral
ENSCO International Incorporated	HERC Exchange, LLC	Delaware	10/25/05	UCC, File No. 53308518	Specific equipment
ENSCO International Incorporated	HERC Exchange, LLC	Delaware	12/13/05	UCC, File No. 53860229	Specific equipment
ENSCO International Incorporated	HERC Exchange, LLC	Delaware	1/16/06	UCC, File No. 60157909	Specific equipment
ENSCO International Incorporated	HERC Exchange, LLC	Delaware	6/05/06	UCC, File No. 61890466	Specific equipment
ENSCO International Incorporated	Xerox Corporation	Delaware	10/27/06	UCC, File No. 63761673	Specific equipment
ENSCO International Incorporated	HERC Exchange, LLC	Delaware	12/11/06	UCC, File No. 64326013	Specific equipment
ENSCO International Incorporated	Xerox Corporation	Delaware	12/26/07	UCC, File No. 74862792	Specific equipment
ENSCO Deepwater LLC	United States of America, Secretary of Transportation	Delaware	3/04/09	UCC, File No. 90682994	ENSCO 7500
ENSCO (Barbados) Limited	United States of America, Secretary of Transportation	District of Columbia	05/01/03	UCC, File No. 2003052205	ENSCO 105
ENSCO Deepwater LLC	United States of America (MarAd)	Liberia	03/05/09	Vessel mortgage, Book PM61, Page 112	ENSCO 7500
ENSCO (Barbados) Limited	United States of America	Liberia	10/08/02	Vessel mortgage, Book PM 54, Page 516 as assigned by Mortgage Assignment, Book PM 55, Page 233.	ENSCO 105

SCHEDULE V

RIGS

ENSCO MOBILE OFFSHORE DRILLING UNITS
AS OF
APRIL 30, 2010

NAME	FORMER OWNER	CURRENT OWNER	FLAG	HOME PORT	OFFICIAL NO.

I. JACK-UP RIGS

ENSCO 52	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	9385
ENSCO 53		ENSCO Offshore International Company	Liberian	Monrovia, Liberia	10260
ENSCO 54		ENSCO Offshore Company	Liberian	Monrovia, Liberia	10159
ENSCO 56	ENSCO Oceanics Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	10605
ENSCO 60	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	8697
ENSCO 67	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	12140
ENSCO 68	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	14110
ENSCO 691		ENSCO Offshore Company	Liberian	Monrovia, Liberia	12811
ENSCO 70		ENSCO Offshore Company	Bahamas	Nassau, Bahamas	725305
ENSCO 71		ENSCO Offshore Company	Bahamas	Nassau, Bahamas	725304
ENSCO 72		ENSCO Offshore Company	Bahamas	Nassau, Bahamas	704622
ENSCO 75	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	14663
ENSCO 76		ENSCO Offshore International Company	Liberian	Monrovia, Liberia	12945
ENSCO 80		ENSCO Offshore International Company	Bahamas	Nassau, Bahamas	724944

1
Notwithstanding the ENSCO 69 being shown as a “Rig” owned by ENSCO Offshore Company, Ensco contends that the rig was seized and expropriated by the government of the Bolivarian Republic of Venezuela or its state-owned oil company, Petróleo de Venezuela S.A.

ENSCO 81	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	13630
ENSCO 822	ENSCO Offshore Company	ENSCO Deepwater LLC	U.S.	New Orleans	602912
ENSCO 83	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	13142
ENSCO 84	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	13014
ENSCO 85		ENSCO Offshore International Company	Bahamas	Nassau, Bahamas	724945
ENSCO 862	ENSCO Offshore Company	ENSCO Deepwater LLC	U.S.	New Orleans	643110
ENSCO 872	ENSCO Offshore Company	ENSCO Deepwater LLC	U.S.	New Orleans	648969
ENSCO 88		ENSCO Offshore International Company	Liberian	Monrovia, Liberia	12389
ENSCO 89	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	14115
ENSCO 902	ENSCO Offshore Company	ENSCO Deepwater LLC	U.S.	New Orleans	647859
ENSCO 92		ENSCO Offshore International Company	Bahamas	Nassau, Bahamas	724946
ENSCO 93	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	12137
ENSCO 94		ENSCO Offshore International Company	Liberian	Monrovia, Liberia	11326
ENSCO 95		ENSCO Offshore International Company	Liberian	Monrovia, Liberia	12138
ENSCO 96		ENSCO Offshore International Company	Liberian	Monrovia, Liberia	9400
ENSCO 97	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	8910
ENSCO 98	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	14196
ENSCO 992		ENSCO Offshore Company	U.S.	New Orleans	682070
ENSCO 100	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	9436
ENSCO 101	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	11107
ENSCO102	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	11415
ENSCO 104		ENSCO Offshore International Inc.	Liberian	Monrovia, Liberia	12678
ENSCO 105		ENSCO (Barbados) Limited	Liberian	Monrovia, Liberia	11662
ENSCO 106	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	11907
ENSCO 107	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	12638
ENSCO 108	ENSCO Offshore Intl. Co.	ENSCO Offshore International Holdings Limited	Liberian	Monrovia, Liberia	13128
_________________________
2	Steps are underway to delete these Rigs from U.S. registry and transfer them to Liberian registry in conjunction with the proposed transfer of title to the Rigs to ENSCO Global GmbH.

II. SEMI-SUBMERSIBLE RIGS

ENSCO 7500		ENSCO Deepwater LLC	Liberian	Monrovia, Liberia	14116
ENSCO 8500	ENSCO Offshore Company	ENSCO Global GmbH	Liberian	Monrovia, Liberia	13222
ENSCO 8501	ENSCO Offshore Company	ENSCO Worldwide GmbH	Liberian	Monrovia, Liberia	14002
ENSCO 8502		ENSCO Worldwide GmbH	Liberian	Monrovia, Liberia	14003

III. BARGE RIGS

ENSCO I		ENSCO de Venezuela, S.R.L. (54%) ENSCO Offshore International Company (46%)	Liberian	Monrovia, Liberia	11793

SCHEDULE VI

UNRESTRICTED SUBSIDIARIES (IF ANY)
None.

SCHEDULE VII

COMMITMENTS

Bank	Commitment
Citibank, N.A.	$85,000,000.00
Wells Fargo Bank, National Association	$85,000,000.00
DnB NOR Bank ASA	$85,000,000.00
The Bank of Tokyo Mitsubishi UFJ, Ltd.	$75,000,000.00
HSBC Bank USA, National Association	$75,000,000.00
Barclays Bank PLC	$55,000,000.00
Bank of America, N.A.	$40,000,000.00
Bank of Scotland plc	$40,000,000.00
Compass Bank	$40,000,000.00
Deutsche Bank AG New York Branch	$40,000,000.00
Mizuho Corporate Bank (USA)	$40,000,000.00
Natixis	$40,000,000.00
Total:	$700,000,000.00

EXHIBIT A

NOTICE OF BORROWING
[Date]
Citibank, N.A., as Administrative Agent
1615 Brett Road
OPS III
New Castle, DE  19720
Attention:  Charles Huester
Telephone:  302-323-3188
Facsimile:    212-994-0961

Ladies and Gentlemen:

The undersigned, [Ensco plc] [ENSCO International Incorporated] [ENSCO Universal Limited] [ENSCO Offshore International Company], refers to the Second Amended and Restated Credit Agreement, dated as of May 28, 2010 (as amended and otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among Ensco plc, ENSCO International Incorporated, ENSCO Universal Limited, ENSCO Offshore International Company, ENSCO Global Limited, Citibank, N.A., as the Administrative Agent, Wells Fargo Bank, National Association and DnB NOR Bank ASA, as Syndication Agents, Wells Fargo Bank, National Association, Citibank, N.A. and DnB NOR Bank ASA, as the Issuing Banks, and the Banks parties thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(i)           The Borrower requesting the Proposed Borrowing is [Ensco plc] [ENSCO International Incorporated] [ENSCO Universal Limited] [ENSCO Offshore International Company].

(ii)           The Business Day of the Proposed Borrowing is ____________, ____.

(iii)           The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [LIBOR Advances].

(iv)           The aggregate amount of the Proposed Borrowing is $______________.

[(v)           The initial Interest Period for each Advance made as part of the Proposed Borrowing is ______(months).1

1           To be included for a Proposed Borrowing comprised of LIBOR Advances.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)           the representations and warranties contained in Section 4.01 of the Credit Agreement are correct (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B)           no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both;

(C)           there shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of the Credit Agreement or the Notes or the consummation of the transactions contemplated thereby; and

(D)           the making, borrowing, or application of the proceeds of such Proposed Borrowing would not result in (i) margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of Ensco plc and its Restricted Subsidiaries, taken as a whole, or (ii) any Borrower, any of their Subsidiaries, any Lender, or any Issuing Bank being in non-compliance with or in violation of Regulation T, U or X of the Federal Reserve Board.

Very truly yours,
 [ENSCO PLC]
 [ENSCO INTERNATIONAL INCORPORATED]
 [ENSCO UNIVERSAL LIMITED]
 [ENSCO OFFSHORE INTERNATIONAL COMPANY]

By:______________________________
Name:____________________________
Title:_____________________________

cc:         Citibank, N.A.
388 Greenwich Street, 34th Floor
New York, NY 10013
Attention:  Robert Malleck
Telephone:  (212) 816-5435
Facsimile:   (212) 816-5429

A-2
a

EXHIBIT B

PROMISSORY NOTE

U.S. $________ Dated:________
For value received, the undersigned, each of Ensco plc, an English public limited company, ENSCO International Incorporated, a Delaware corporation, ENSCO Universal Limited, an English private limited company, and ENSCO Offshore International Company, a Cayman Islands exempted company (each, individually, a "Borrower" and collectively, the "Borrowers"), hereby promises to pay to the order of ________ (the "Bank") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal sum of ________ U.S. dollars (U.S. $________) or, if less, the aggregate unpaid principal amount of the Advances (as defined in the Second Amended and Restated Credit Agreement dated as of May 28, 2010 among Ensco plc, ENSCO International Incorporated, ENSCO Universal Limited, ENSCO Offshore International Company, ENSCO Global Limited, Citibank, N.A., as the Administrative Agent, Wells Fargo Bank, National Association and DnB NOR Bank ASA, as Syndication Agents, Wells Fargo Bank, National Association, Citibank, N.A. and DnB NOR Bank ASA, as the Issuing Banks, and the Banks parties thereto, as amended from time to time, being herein referred to as the "Credit Agreement") owing to the Bank.

Each Borrower promises to pay the principal of this Promissory Note (or, if less, the aggregate unpaid principal amount of the Advances (as defined in the Credit Agreement)) on the dates and in the amounts set forth in the Credit Agreement.  Additionally, each Borrower promises to pay interest on the unpaid principal amount of each Advance owing to the Bank from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A., as Administrative Agent, at 1615 Brett Road, OPS III, New Castle, DE  19720, in same day funds.  Each Advance owed to the Bank by any Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Notes referred to in, and is subject to and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Advances by the Bank to the Borrowers from time to time in an aggregate amount not to exceed the amount first above mentioned, the indebtedness of the Borrowers resulting from each Advance owing to the Bank being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

All obligations of the Borrowers under this Promissory Note shall be joint and several.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[Rest of page intentionally left blank; signature pages to follow.]

  B-2

ENSCO PLC

By:______________________________
Name:____________________________
Title:_____________________________

ENSCO INTERNATIONAL INCORPORATED

By:______________________________
Name:____________________________
Title:_____________________________

ENSCO UNIVERSAL LIMITED

By:______________________________
Name:____________________________
Title:_____________________________

ENSCO OFFSHORE INTERNATIONAL COMPANY

By:______________________________
Name:____________________________
Title:_____________________________

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

B-3

EXHIBIT C
NOTICE OF LETTER OF CREDIT
[Date]
[___________________], as an Issuing Bank
[______________]
[______________]

Citibank, N.A., as Administrative Agent
1615 Brett Road
OPS III
New Castle, DE  19720
Attention:  Charles Huester
Telephone:  302-323-3188
Facsimile:    212-994-0961

Ladies and Gentlemen:

The undersigned, [Ensco plc] [ENSCO International Incorporated] [ENSCO Universal Limited] [ENSCO Offshore International Company], refers to the Second Amended and Restated Credit Agreement, dated as of May 28, 2010 (as amended and otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among Ensco plc, ENSCO International Incorporated, ENSCO Universal Limited, ENSCO Offshore International Company, ENSCO Global Limited, Citibank, N.A., as the Administrative Agent, Wells Fargo Bank, National Association and DnB NOR Bank ASA as Syndication Agents, Wells Fargo Bank, National Association, Citibank, N.A. and DnB NOR Bank ASA, as Issuing Banks, and the Banks parties thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.18 of the Credit Agreement that the undersigned hereby requests a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to such Letter of Credit (the "Proposed Letter of Credit") as required by Section 2.18(a) of the Credit Agreement:

(i)           The Borrower for whose account the Proposed Letter Credit is requested is [Ensco plc] [ENSCO International Incorporated] [ENSCO Universal Limited] [ENSCO Offshore International Company].

            (ii)           The date of issuance of the Proposed Letter of Credit is ____________, ____.

            (iii)           The amount of the Proposed Letter of Credit is $______________.

            (iv)           The expiration date of the Proposed Letter of Credit is __________.

             (v)           The purpose and terms of the Proposed Letter of Credit are as follows:

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of issuance of the Proposed Letter of Credit:

(A)           the representations and warranties contained in Section 4.01 of the Credit Agreement are correct (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to the issuance of the Proposed Letter of Credit, as though made on and as of such date;

(B)           no event has occurred and is continuing, or would result from such Proposed Letter of Credit, which constitutes a Default, an Event of Default or both;

(C)           there shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of the Credit Agreement or the Notes or the consummation of the transactions contemplated thereby; and

(D)           the issuance, extension, or increase of the Proposed Letter of Credit would not result in (i) margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of Ensco plc and its Restricted Subsidiaries, taken as a whole, or (ii) any Borrower, any of their Subsidiaries, any Lender, or any Issuing Bank being in non-compliance with or in violation of Regulation T, U or X of the Federal Reserve Board.

Very truly yours,

[ENSCO PLC]
[ENSCO INTERNATIONAL INCORPORATED]
[ENSCO UNIVERSAL LIMITED]
[ENSCO OFFSHORE INTERNATIONAL COMPANY]

By:_______________________
Name:_____________________
Title:______________________
cc:        Citibank, N.A.
Attention: Elizabeth O'Hagan
Email: elizabeth.ohagan@citigroup.com

Citibank, N.A.
388 Greenwich Street, 34th Floor
New York, NY 10013
Attention:                      Robert Malleck
Telephone:                    (212) 816-5435
Facsimile:                      (212) 816-5429

  C-2

EXHIBIT D

FORM OF
COMPLIANCE CERTIFICATE

[date]

To Citibank, N.A., as Administrative Agent, and to each of
the Banks party to the Credit Agreement described below

Ladies and Gentlemen:

I refer to the Second Amended and Restated Credit Agreement, dated as of May 28, 2010 (as amended and otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among Ensco plc, ENSCO International Incorporated, ENSCO Universal Limited, ENSCO Offshore International Company, ENSCO Global Limited, Citibank, N.A., as the Administrative Agent, Wells Fargo Bank, National Association and DnB NOR Bank ASA as Syndication Agents, Wells Fargo Bank, National Association, Citibank, N.A. and DnB NOR Bank ASA, as Issuing Banks, and the Banks parties thereto.

I hereby certify that I have no knowledge of any Defaults by any Borrower in the observance of any of the provisions in the Credit Agreement which existed as of _______________ or which exist as of the date of this certificate, and that all of the representations and warranties made by the Borrowers in Article IV of the Credit Agreement are true and correct in all material respects on the date of this certificate as if made on this date.

I also certify that the accompanying Consolidated financial statements present fairly, in all material respects, the Consolidated financial condition of the Parent as of _______________, and the related results of operations for the _______________ then ended, in conformity with generally accepted accounting principles.

The following sets forth the information and computations to demonstrate compliance with the requirements of Section 5.02 of the Credit Agreement as of _______________:

A. Section 5.02(a) Consolidated Debt Ratio
1. Consolidated Debt	$________
2. Consolidated Shareholder's Equity	$________
3. A.1 divided by (A.1 + A.2)	_____%
4. maximum ratio:	50%

Very truly yours,

By: _________________________________
Name:
Title:

_________________________

1Signatory must be chief executive officer or chief financial officer of the Parent.

  D-2

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Dated  __________, ____

Reference is made to the Second Amended and Restated Credit Agreement, dated as of May 28, 2010 (as amended and otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among Ensco plc, ENSCO International Incorporated, ENSCO Universal Limited, ENSCO Offshore International Company, ENSCO Global Limited, Citibank, N.A., as the Administrative Agent, Wells Fargo Bank, National Association and DnB NOR Bank ASA as Syndication Agents, Wells Fargo Bank, National Association, Citibank, N.A. and DnB NOR Bank ASA, as Issuing Banks, and the Banks parties thereto.

_________________________ (the "Assignor") and __________________ (the "Assignee") agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement.  After giving effect to such sale and assignment, the Assignee's and Assignor's respective Commitments and the respective amounts of the Advances owing to the Assignee and Assignor will be as set forth in Section 2 of Schedule 1.

2.           The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, the perfection, existence, sufficiency or value of any Collateral, guaranty or insurance or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other Person or the performance or observance by any Borrower or any other Person of any of its respective obligations under the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith; and (iv) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment of the Assignee after giving effect to this Assignment and Acceptance or new Notes payable to the order of the Assignee in an amount equal to the Commitment of the Assignee after giving effect to this Assignment and Acceptance and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3.           The Assignee attaches the Note (if any) held by it and (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(d) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Issuing Banks, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any of the other Loan Documents or any other instrument or document; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on Schedule 1 hereto.

4.           Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, this Assignment and Acceptance will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date of this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5.           Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and under the other Loan Documents.

6.           Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

7.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.           This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Schedule 1
to
Assignment and Acceptance
Section 1.
Percentage interest assigned: %

Section 2.
Assignee's Commitment before giving effect to this
Assignment and Acceptance: $

Assignee's outstanding principal of Advances before
giving effect to this Assignment and Acceptance $
Aggregate outstanding principal of Advances assigned to
the Assignee under this Assignment and Acceptance: $
Assignee's Commitment after giving effect to this
Assignment and Acceptance: $

Assignee's outstanding principal of Advances after
giving effect to this Assignment and Acceptance: $
Assignor's remaining Commitment after
giving effect to this Assignment and Acceptance: $

Assignor's remaining outstanding principal of Advances
after giving effect to this Assignment and Acceptance: $
Principal amount of Note payable to the Assignee:  $
Principal amount of Note payable to the Assignor:  $

Section 3.
Effective Date1: _____________, 20___

[NAME OF ASSIGNOR], as Assignor
By: ____________________________
Name: _________________________
Title: __________________________
Dated:_________________________

____________________________
1           This date should be no earlier than the date five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

[NAME OF ASSIGNEE], as Assignee
By: ____________________________
Name: _________________________
Title: __________________________
Dated:__________________________
Domestic Lending Office (and
address for notices):

[Address]

Eurodollar Lending Office:

[Address]

Approved as of ___________, 20___ :

CITIBANK, N.A., as Administrative Agent and asan Issuing Bank

By:  ________________________________
Name:
Title:

WELLS FARGO BANK, NATIONALASSOCIATION, as an Issuing Bank
By:  ________________________________
Name:
Title:

DNB NOR BANK ASA, as an IssuingBank
By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

                               By: ________________________________
                               Name:
                               Title:

[ENSCO PLC

By:  ________________________________
Name: ______________________________
Title: _______________________________]2

         Parent's consent required only when no Event of Default exists.